Exhibit 10.23

GAS GATHERING AND COMPRESSION AGREEMENT

BY AND BETWEEN

ANTERO RESOURCES APPALACHIAN CORPORATION

AND

CRESTWOOD MARCELLUS MIDSTREAM LLC

EFFECTIVE AS OF

January 1, 2012

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Exhibit A Dedication Area and Dedicated Properties
Part I – Map of Dedication Area
Part II – List of Existing Dedicated Properties
Exhibit B Excluded Wells
Part I – Certain Excluded Wells
Part II – Existing Non-operated Wells
Exhibit C Delivery Points
Exhibit D Retained Gathering System
Exhibit E Conflicting Dedications
Exhibit F Initial Development Plan
Exhibit G Initial Gathering System Plan
Exhibit H Form of Connection Notice
Exhibit I Deemed Connection Notices
Exhibit J Additional Dedication Area
Exhibit K Excluded High Pressure Laterals
Exhibit L Memorandum of Agreement
Exhibit M Examples of Offsets and Credits

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GAS GATHERING AND COMPRESSION AGREEMENT

This Gas Gathering and Compression Agreement (this “Agreement”) is entered into effective as of the 1st day of January, 2012 (the “Effective Date”), by and between ANTERO RESOURCES APPALACHIAN CORPORATION, a Delaware corporation (“Shipper”), and CRESTWOOD MARCELLUS MIDSTREAM LLC, a Delaware limited liability company (“Gatherer”). Shipper and Gatherer may be referred to herein individually as a “Party” or collectively as the “Parties.”

RECITALS

A. Shipper owns Oil and Gas Interests and intends to produce Gas from Wells in and around Harrison and Doddridge Counties, West Virginia.

B. As of the Effective Date, Gatherer has acquired the Gathering System, which gathers Gas from certain Wells of Shipper, from Shipper. Gatherer anticipates the expansion of the Gathering System to connect additional Wells of Shipper.

C. Shipper desires to contract with Gatherer to provide the Services on the Gathering System with respect to Dedicated Gas, including compressing Dedicated Gas at the System Compression Stations, and Gatherer desires to provide the Services to Shipper, in each case in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Capitalized terms used, but not otherwise defined, in this Agreement shall have the respective meanings given to such terms set forth below:

Additional Dedication Area. As defined in Section 2.6.

Additional Dedication Area Transaction. As defined in Section 2.6.

Additional Dedication Area Transaction Notice. As defined in Section 2.6.

Additional Dedication Area Transaction Proposal. As defined in Section 2.6.

Additional Gathering Assets. As defined in Section 2.6.

Additional High Pressure Services. Gathering services for Dedicated Gas on any High Pressure lateral pipeline connected or to be connected to the Gathering System, other than the Excluded High Pressure Laterals, whether provided by Shipper, an Affiliate of Shipper, or a Person other than Shipper or an Affiliate of Shipper through a pipeline system constructed (or acquired), owned, operated, and maintained by such Person.

Additional Services Transaction. As defined in Section 3.5.

Additional Services Transaction Notice. As defined in Section 3.5.

Additional Services Transaction Proposal. As defined in Section 3.5.

Affiliate. Any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with another Person. The term “control” (including its derivatives and similar terms) shall mean possessing the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise. Notwithstanding the foregoing, any Person shall be deemed to be an Affiliate of any specified Person if such Person owns fifty percent (50%) or more of the voting securities of the specified Person, or if the specified Person owns fifty percent (50%) or more of the voting securities of such Person, or if fifty percent (50%) or more of the voting securities of the specified Person and such Person are under common control.

Agreement. As defined in the preamble of this Agreement.

Btu. The amount of heat required to raise the temperature of one pound of pure water from 58.5 degrees Fahrenheit to 59.5 degrees Fahrenheit at a constant pressure of 14.73 psia.

Business Day. Any calendar day that commercial banks in New York City are open for business.

Completion Deadline. As defined in Section 3.3(b).

Compression Fee. As defined in Section 5.1(a)(iii).

Condensate. That portion of the Gas received into the Gathering System that condenses in the Gathering System at ambient temperatures and is recovered from the Gathering System as a hydrocarbon liquid.

Conflicting Dedication. As defined in Section 2.2.

Connection Notice. As defined in Section 3.3(b).

Contract Year. Each of (i) the period from the Effective Date to the last day of the Month in which the first anniversary of the Effective Date occurs and (ii) each period of twelve (12) Months thereafter.

CPI. As defined in Section 5.1(b).

Cubic Foot. The volume of Gas in one cubic foot of space at a standard pressure and temperature base of 14.73 psia and 60 degrees Fahrenheit, respectively. Whenever the conditions of pressure and temperature differ from the foregoing standard, conversion from the foregoing standard conditions shall be made in accordance with the Ideal Gas Laws.

Day or Daily. A period commencing at 10:00 a.m., Eastern Standard Time, on a calendar day and ending at 10:00 a.m., Eastern Standard Time, on the next succeeding calendar day.

Dedicated Gas. All Gas produced on or after the Effective Date that is attributable to the Dedicated Properties (including all Gas attributable to third parties that is produced from a Well located on the Dedicated Properties), which Shipper has the right to control and deliver for gathering; provided, however, that Shipper shall have the right to permanently or temporarily exclude from Dedicated Gas (i) any Gas being produced from the wells identified in Section I of Exhibit B, (ii) any Gas being produced from any well not operated by Shipper or its Affiliates as of the Effective Date or, if acquired after the Effective Date, as of the date of acquisition, if Shipper’s working interest, together with the working interest of Shipper’s Affiliates, in such well (on a pooled or unitized basis) is less than 50%, such wells (as of the Effective Date) being identified in Section II of Exhibit B, and (iii) any Gas being produced from any formation shallower than the Marcellus Formation.

Dedicated Properties. Oil and Gas Interests now owned or hereafter acquired by Shipper and located wholly or partly within the Dedication Area or on lands pooled, unitized or communitized wholly or partly within any portion of the Dedication Area, excepting any portions thereof that are permanently released from dedication hereunder in accordance with Section 2.4. The Dedicated Properties owned by Shipper as of the Effective Date are more particularly described in Section II of Exhibit A.

Dedication Area. The areas of Harrison and Doddridge Counties, West Virginia, described in Section I of Exhibit A hereto.

Delivery Point. Each point at which point Gatherer will redeliver Gas to Shipper or for its account, which shall be (i) in the case of Gas delivered to a System Compressor Station, the point of interconnection of the Gathering System with the facilities of a Processing Plant or Downstream Pipeline downstream of such System Compressor Station, (ii) in the case of Gas delivered through the Elk Lateral, the interconnection of the Elk Lateral with the ETC Jarvisville Lateral, (iii) in the case of Gas delivered through a Required Compressor Station that is not a System Compressor Station that is located immediately upstream of a Downstream Pipeline or Processing Plant, the inlet of such Required Compressor Station or (iv) otherwise, the point of interconnection of the Gathering System with the facilities of the relevant High Pressure lateral, Downstream Pipeline or Processing Plant, including those points more particularly described on Exhibit C.

Delivery Point Gas. A quantity of Gas having a Thermal Content equal to the total Thermal Content of the Dedicated Gas received by Gatherer from Shipper at the Receipt Points, less (i) the Thermal Content of Gas used for Fuel, (ii) the Thermal Content of Condensate recovered from the Gathering System, and (iii) the Thermal Content of Lost and Unaccounted for Gas, in each case, as allocated to Shipper in accordance with this Agreement.

Development Plan. As defined in Section 3.2(a).

Downstream Pipeline. The following pipelines: (i) the ETC Bobcat Pipeline, including the Jarvisville and Tichenal Laterals; (ii) the Momentum Appalachian Gathering System; (iii) the High Pressure gathering lines to be constructed in or through the Dedicated Area by MarkWest Liberty Midstream & Resources, L.L.C., or its affiliates; (iv) the Columbia Gas Transmission, Dominion Transmission, Inc., and Equitrans regulated gas transmission lines; and (v) future pipelines mutually agreed by the Parties, such agreement not to be unreasonably withheld, conditioned, or delayed, in each case to the extent Shipper directs Gatherer to deliver Dedicated Gas thereto.

Drilling Unit. The area fixed for the drilling of one or more Wells by order or rule of any applicable Governmental Authority. If a Drilling Unit is not fixed by any such rule or order, then a “Drilling Unit” shall be the drilling unit as reasonably established by the pattern of drilling in the applicable area.

Effective Date. As defined in the preamble of this Agreement.

Elk Lateral Gathering Fee. As defined in Section 5.1(a)(ii).

Elk Area. The development area within the Dedication Area described as such in Section I of Exhibit A.

Elk Compressor Station. The System Compressor Station at or near the point of interconnection between the Low Pressure Gathering System in the Elk Area and the Elk Lateral.

Elk Lateral. The High Pressure lateral pipeline of sixteen inch (16”) or greater diameter to be constructed by Gatherer in accordance with Section 3.2 from the Low Pressure Gathering System in the Elk Area to the ETC Jarvisville Lateral, as described in more detail in Exhibit G hereto.

ETC. ETC Northeast Pipeline, LLC, or its affiliates.

Excluded High Pressure Laterals. The High Pressure lateral pipelines described in Exhibit K.

Existing Compressor Stations. As defined in Section 3.4.

FERC. As defined in Section 18.2.

Firm Capacity Gas. Gas that is accorded the highest priority on the Gathering System with respect to capacity allocations, interruptions, or curtailments, specifically including (i) Dedicated Gas and (ii) Gas delivered to the Gathering System from any Person for which Gatherer is contractually obligated to provide the highest priority. Firm Capacity Gas will be the last Gas removed from the Gathering System in the event of an interruption or curtailment and all Firm Capacity Gas will be treated equally in the event an allocation is necessary, including Dedicated Gas.

Force Majeure. As defined in Section 14.2.

Fuel. Gas used in the operation of the Gathering System, including fuel consumed in System Compressor Stations and dehydration facilities that are part of the Gathering System.

Gallon. One U.S. gallon, which is equal to 231 cubic inches.

Gas. Any mixture of gaseous hydrocarbons, consisting essentially of methane and heavier hydrocarbons and inert and noncombustible gases, that are extracted from the subsurface of the earth.

Gas Quality Specifications. As defined in Section 10.1.

Gatherer. As defined in the preamble of this Agreement.

Gathering Fee. As defined in Section 5.1(a)(i).

Gathering System. The Low Pressure gas gathering system located within the Dedication Area in Harrison and Doddridge Counties, West Virginia, being acquired by Gatherer from Shipper as of the date hereof, as such gathering system is expanded after the date hereof, together with the Elk Lateral and any High Pressure lines that the Gatherer may elect to build to connect System Compressor Stations to Delivery Points, and including, in each case, to the extent now in existence or constructed or installed in the future, pipelines, System Compressor Stations, dehydration facilities, Receipt Points, Delivery Points, Measurement Facilities, rights of way, fee parcels, surface rights, and permits, and all appurtenant facilities. For the avoidance of doubt the Gathering System shall not include the gathering system, and all related facilities, being retained by Shipper and described in Exhibit D.

Gathering System Plan. As defined in Section 3.2(b).

Gross Heating Value. The number of Btus produced by the complete combustion in air, at a constant pressure, of one Cubic Foot of Gas when the products of combustion are cooled to the initial temperature of the Gas and air and all water formed by combustion is condensed to the liquid state. The resultant number of Btus determined above shall be adjusted to reflect the actual water content of the Gas at the System Receipt Points except that Gas which contains seven (7) pounds of water or less per MMcf shall be considered dry for purposes of this adjustment.

Governmental Authority. Any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

High Pressure. Pipelines gathering or transporting Gas that has been dehydrated and compressed to the pressure of the Downstream Pipelines or Processing Plants at the Delivery Points.

Ideal Gas Laws. The thermodynamic laws applying to perfect gases.

Index Price. As defined in Section 7.6.

Interconnect Receipt Point. The inlet valve at the Measurement Facilities located at a point where Gas from a gathering system owned by third Person is connected to the Gathering System.

Interruptible Gas. Gas that is accorded the lowest priority on the Gathering System with respect to capacity allocations, interruptions, or curtailments. Interruptible Gas will be the first Gas removed from the Gathering System in the event of an interruption or curtailment.

Lost and Unaccounted For Gas. Gas received into the Gathering System that is released or lost through piping, equipment, operations, or measurement losses or inaccuracies or that is vented, flared or lost in connection with the operation of the Gathering System.

Low Pressure. Pipelines gathering Gas at or near wellhead pressure that has yet to be compressed (other than by well pad gas lift compression or dedicated well pad compressors) and dehydrated.

Made Available for Delivery. In connection with deliveries of Dedicated Gas under this Agreement, Dedicated Gas that is unable to be delivered to the applicable point during the relevant Contract Year as a result of either Force Majeure (excluding the inability of a facility downstream of a Delivery Point (including any Downstream Pipeline, Processing Plant or Existing Compression Station) to receive Gas conforming to the Gas Quality Specifications, except to the extent the event rendering such facility unable to receive Gas is caused by an act or failure to act of Gatherer) or Gatherer’s failure to perform its obligations under this Agreement.

Maintenance. As defined in Section 7.3.

Marcellus Formation. Those formations from the stratigraphic equivalent of the top of the upper Devonian Burkett Shale to the stratigraphic equivalent of the base of the Marcellus Shale, where the upper Devonian Burkett Shale is that formation whose top is at 6770’ measured depth, and where the Marcellus Shale is that formation whose base is at 7064’ measured depth, in each case in the Antero Resources Morrison 1 vertical well.

Momentum. M3 Appalachian Gathering, LLC, or its affiliates.

Mcf. One thousand (1,000) Cubic Feet.

Measurement Facilities. Any facility or equipment used to measure the volume of Gas, which may include meter tubes, isolation valves, recording devices, communication equipment, buildings and barriers.

Minimum Compression Revenue Commitment. For each Contract Year with respect to which there is a Minimum Compression Volume Commitment, the Minimum Compression Volume Commitment for such Contract Year multiplied by the Compression Fee in effect for such Contract Year. For the avoidance of doubt, for Contract Years for which there is no Minimum Compression Volume Commitment, there is also no Minimum Compression Revenue Commitment.

Minimum Compression Revenue Credit Amount. For each Contract Year with respect to which there is a Minimum Compression Volume Commitment, the product of the Compression Fee in effect for such Contract Year multiplied by the aggregate of the volumes of Dedicated Gas, stated in Mcf, delivered or Made Available for Delivery at each System Compressor Station during such Contract Year.

Minimum Compression Volume Commitment. With respect to any Contract Year from the Contract Year in which the first System Compressor Station is placed in service through the earlier of the Contract Year in which occurs the tenth (10th) anniversary of the placement in service of the last System Compressor Station to be placed in service or the expiration or termination of the term of this Agreement, a volume of Dedicated Gas, stated in Mcf, equal to the sum of all such volumes calculated at each System Compressor Station that has been in service for ten (10) years or less, each of which shall be calculated as follows: the product of (i) the total design capacity, stated in Mcf per day, of the relevant System Compressor Station, multiplied by (ii) subject to the immediately following sentence, the number of Days in such Contract Year, multiplied by (iii) 0.25. For purposes of the foregoing calculation the design capacity of a particular System Compressor Station shall be included (1) for not more than the 10 year period after it is first placed in service, (2) in the Contract Year in which it is placed in service, only for the number of Days in such Contract Year after it has been placed in service, and (3) if arising prior to the expiration or termination of the term of this Agreement, in the Contract Year in which the 10th anniversary of its placement in service occurs, only for the number of Days through such 10th anniversary.

Minimum Gathering Revenue Commitment. For each Contract Year with respect to which there is a Minimum Gathering Volume Commitment, the Minimum Gathering Volume Commitment for such Contract Year multiplied by the Gathering Fee for such Contract Year. For the avoidance of doubt, for Contract Years for which there is no Minimum Gathering Volume Commitment, there is also no Minimum Gathering Revenue Commitment.

Minimum Gathering Revenue Credit Amount. For each Contract Year with respect to which there is a Minimum Gathering Volume Commitment, the product of the Gathering Fee in effect for such Contract Year multiplied by the aggregate of the volumes of Dedicated Gas, stated in Mcf, delivered or Made Available for Delivery at each Receipt Point during such Contract Year.

Minimum Gathering Revenue Shortfall Fee. As defined in Section 5.1(c)(i).

Minimum Gathering Volume Commitment. With respect to each of the first seven Contract Years, a volume of Dedicated Gas, stated in Mcf, equal to the product of the number of Days in such Contract Year multiplied by the volume of Dedicated Gas per Day set forth below for such Contract Year:

Contract Year	Volume of Dedicated Gas per Day

Contract Year 1	300 MMcf per Day

Contract Year 2	350 MMcf per Day

Contract Year 3	400 MMcf per Day

Contract Year 4	425 MMcf per Day

Contract Year 5	450 MMcf per Day

Contract Year 6	450 MMcf per Day

Contract Year 7	450 MMcf per Day

MMBtu. One million (1,000,000) Btus.

MMcf. One million (1,000,000) Cubic Feet.

MMcf/d. One million (1,000,000) Cubic Feet per Day.

Month or Monthly. A period commencing at 10:00 a.m., Eastern Standard Time, on the first day of a calendar month and extending until 10:00 a.m., Eastern Standard Time, on the first day of the next succeeding calendar month.

Oil and Gas Interests. Oil and gas leasehold interests and oil and gas mineral fee interests, including all working interests, overriding royalty interests, net profits interests, carried interests, or similar rights and interests.

psia. Pounds per square inch, absolute.

psig. Pounds per square inch, gauge.

Parties. As defined in the preamble of this Agreement.

Party. As defined in the preamble of this Agreement.

Person. An individual, a corporation, a partnership, a limited partnership, a limited liability company, an association, a joint venture, a trust, an unincorporated organization, or any other entity or organization, including a Governmental Authority.

Planned Well. As defined in Section 3.2(a).

Planned Well Pad. As defined in Section 3.2(a).

Processing Plant. Any Gas processing facility downstream of any portion of the Gathering System to which Shipper has dedicated Gas for processing or at which Shipper has arranged for Gas to be processed prior to delivery to a Downstream Pipeline.

Receipt Point. The inlet valve at the Measurement Facilities located at or nearby or assigned to a Well Pad where one or more Wells are connected to the Gathering System.

Required Compressor Station. As defined in Section 3.4.

Services. As defined in Section 3.1.

Shipper. As defined in the preamble of this Agreement.

System Compressor Stations. As defined in Section 3.4.

System Delivery Point. Each point at which Gatherer redelivers Gas from the Gathering System to or for the account of shippers, including the Delivery Points.

System Receipt Point. Each point where Gas first enters the Gathering System, including the Receipt Points and Interconnect Receipt Points.

Target Completion Date. As defined in Section 3.3(b).

Taxes. All gross production, severance, conservation, ad valorem and similar or other taxes measured by or based upon production, together with all taxes on the right or privilege of ownership of Dedicated Gas, or upon the Services, including gathering, transportation, handling, transmission, compression, processing, treating, conditioning, distribution, sale, use, receipt, delivery or redelivery of Dedicated Gas, including all of the foregoing now existing or in the future imposed or promulgated.

Thermal Content. For Gas, the product of (i) a volume of Gas and (ii) the Gross Heating Value of such Gas, adjusted to a same pressure base of 14.73 psia, as expressed in MMBtus. For Condensate, the product of the measured volume in Gallons multiplied by the Gross Heating Value per Gallon determined in accordance with the GPA 2145-09 Table of Physical Properties for Hydrocarbons and GPA 8173 Method for converting Mass of Natural Gas Liquids and Vapors to Equivalent Liquid Volumes, in each case as revised from time to time; provided, however, that if sufficient data has not been obtained to make such calculation, the Thermal Content of Condensate shall be deemed to be 0.115 MMBtu per Gallon.

Third Party Gas. Gas produced by Persons other than Shipper and not considered Dedicated Gas hereunder.

Well. A well for the production of hydrocarbons in which Shipper owns an interest producing or intended to produce Dedicated Gas or otherwise connected or required to be connected to the Gathering System in accordance with this Agreement.

Well Pad. The surface installation on which one or more Wells are located.

Year. The period of time on and after January 1 of a calendar year through and including December 31 of the same calendar year; provided that the first Year shall commence on the Effective Date and run through December 31 of that calendar year, and the last Year shall commence on January 1 of the calendar year and end on the Day on which this Agreement terminates.

ARTICLE 2

SHIPPER COMMITMENTS

Section 2.1 Shipper’s Dedication. Subject to Section 2.2 through Section 2.4, (a) Shipper exclusively dedicates and commits to deliver to Gatherer, as and when produced, all Dedicated Gas for gathering through the Gathering System under this Agreement and (b) Shipper agrees not to deliver any Dedicated Gas to any other gathering system.

Section 2.2 Conflicting Dedications. Shipper shall have the right to comply with each of the Conflicting Dedications set forth in Exhibit E hereto and any other Conflicting Dedication applicable as of the date of acquisition thereof entered into by a non-Affiliated predecessor-in-interest to Shipper to any Dedicated Property acquired after the Effective Date (but not any entered into in connection with such acquisition); provided, however, that Shipper shall have the right to comply with Conflicting Dedications only until the first Day of the Month following the termination of such Conflicting Dedication. Shipper represents that, except as set forth in Exhibit E, Dedicated Gas is not as of the Effective Date subject to any other gathering agreement or other commitment or arrangement that would require such Dedicated Gas to be gathered on any gathering system other than the Gathering System (a “Conflicting Dedication”).

Section 2.3 Shipper’s Reservations. Shipper reserves the following rights respecting Dedicated Gas for itself and for the operator of the relevant Dedicated Properties: (a) subject to Section 3.4 and Section 3.5, to treat, compress, dehydrate, process, gather through High Pressure gathering systems, and transport Dedicated Gas, and to commit Dedicated Gas to third parties for treatment, compression, dehydration, processing, High Pressure gathering, and transportation, excepting only gathering through a Low Pressure gathering system (provided that the Dedicated Gas produced from the Elk Area shall not be subject to the reservation relating to High Pressure gathering systems, it being understood that such Dedicated Gas shall be gathered through the Elk Lateral) and compression through the System Compressor Stations; (b) to operate Wells producing Dedicated Gas as a reasonably prudent operator in its sole discretion, including the right, but never the obligation, to drill new Wells, to repair and rework old Wells, renew or extend, in whole or in part, any oil and gas lease covering any of the Dedicated Properties, and to cease production from or abandon any Well or surrender any such oil and gas lease, in whole or in part, when no longer deemed by Shipper to be capable of producing Gas in paying quantities under normal methods of operation; (c) to use Dedicated Gas for lease operations under or pursuant to the applicable lease(s) (including reservoir pressure maintenance); (d) to deliver or furnish to Shipper’s lessors and holders of other existing similar burdens on production such Gas as is required to satisfy the terms of the applicable leases or other applicable instruments; (e) to acquire producing wells connected to existing gathering systems and to continue to deliver to such gathering systems Gas produced from such wells, provided that, to the extent that Gas from such wells constitutes Dedicated Gas, Shipper delivers a Connection Notice to Gatherer with respect to any such well not later than 30 days after its acquisition and thereafter delivers Gas to such gathering system only until Gatherer has connected such well to the Gathering System in accordance with Section 3.3, and (f) to pool, communitize, or unitize Shipper’s interests with respect to Dedicated Gas, provided that the share of Gas produced from such pooled, communitized, or unitized interests attributable to Dedicated Gas shall be committed and dedicated to this Agreement.

Section 2.4 Releases from Dedication. Gas produced from Wells on one or more Well Pads producing from the Dedicated Properties, and the acreage in each Drilling Unit with respect to such Wells, shall be permanently released from dedication hereunder, and Shipper may deliver and commit such Gas to such other gatherer or gatherers as it shall determine, (a) at the request of Shipper with respect to Gas produced from Dedicated Properties that are unitized or pooled with the properties of third parties that are not Dedicated Properties if Shipper is not the operator of such unit and Shipper’s working interest in such unit, together with that of its Affiliates, is less than 50%, and in such case, only to the extent such Dedicated Properties are included in the unit, or (b) if such Dedicated Properties are transferred by Shipper free of the dedication as provided in Section 2.5. At the request of Shipper, the Parties shall execute a release reasonably acceptable to Shipper and Gatherer reflecting the release of particular Wells and/or Drilling Units from dedication hereunder.

Section 2.5 Covenant Running with the Land. The dedication and commitment made by Shipper under this Article 2 is a covenant running with the land. For the avoidance of doubt and in addition to that which is provided in Section 18.4, (a) in the event Shipper sells, transfers, conveys, assigns, grants, or otherwise disposes of any or all of its interest in the Dedicated Properties, then any such sale, transfer, conveyance, assignment, grant, or other disposition shall be expressly subject to this Agreement and any instrument of conveyance shall so state, and (b) in the event Gatherer sells, transfers, conveys, assigns, grants, or otherwise disposes of any or all of its interest in the Gathering System, then any such sale, transfer, conveyance, assignment, grant, or other disposition shall be expressly subject to this Agreement and any instrument of conveyance shall so state. Notwithstanding the foregoing, Shipper shall be permitted to sell, transfer, convey, assign, grant, or otherwise dispose of Dedicated Properties free of the dedication hereunder (i) in a sale or other disposition in which a number of net acres of Dedicated Properties that, when added to the total of net acres of Dedicated Properties theretofore and, where applicable, simultaneously disposed of free of dedication hereunder pursuant to this Section 2.5(i), does not exceed the aggregate number of net acres of Dedicated Properties acquired by Gatherer after the Effective Date, including in a transaction in which Dedicated Properties are exchanged for other properties located in the Dedication Area that would be subject to dedication hereunder, (ii) in one or more sales of undeveloped Dedicated Properties, provided that the aggregate of all such sales shall not exceed 5000 net acres, or (iii) in a sale of Wells located on Dedicated Properties that are pooled or unitized with the properties of third parties that are not Dedicated Properties if Shipper is not the operator of such unit and in which its, together with its Affiliates’, working interest, on a pooled or unitized basis, is less than 50%; provided, however, that (A) any such sale, transfer, conveyance, assignment, grant or other disposition of Dedicated Properties shall not include, and there shall be expressly excluded therefrom, any Well (and the associated Drilling Unit) that is or has been connected to the Gathering System (whether producing, shut-in, temporarily abandoned or which has been spud or as to which drilling, completion, reworking or other well operations have commenced) or which is located on a Well Pad for which a Connection Notice has previously been delivered by Shipper (unless the completion of such Well has been delayed and Shipper has paid the costs and expenses incurred by Gatherer in connection therewith in accordance with Section 3.3(c)), and (B) notwithstanding any such sale, transfer, conveyance, assignment, grant or other disposition (but subject to Shipper’s reservations in Section 2.3 above (including Section 2.3(b)), the number of net acres comprising the Dedicated Properties shall never be less than the aggregate number of net acres of Dedicated Properties as of the Effective Date, subject to permitted dispositions pursuant to Section 2.5(ii). Shipper shall give Gatherer prompt written notice of any such sale, transfer, conveyance, assignment, grant or other disposition of Dedicated Properties, which notice shall include (i) the number of net acres sold, transferred, conveyed, assigned, granted or otherwise disposed of, (ii) the aggregate number of net acres of Dedicated Properties remaining after taking into account for such transaction, and (iii) a map depicting the Dedicated Properties after taking into account for such transaction. At the request of Gatherer, the Parties shall execute and record an amendment to the memorandum of this Agreement previously entered into, as provided in Section 18.16, to reflect additions to the Dedicated Properties.

Section 2.6 Additional Dedication Area. If during the period from the Effective Date to the end of the seventh Contract Year (the “ROFO Period”) Shipper proposes to sell or otherwise dispose of, in whole or in part, in one or more transactions, Low Pressure and/or High Pressure gathering facilities and compression, and associated rights and interests, owned by Shipper (in each case, “Additional Gathering Assets”) in the area described in Exhibit J hereto (the “Additional Dedication Area”) (each, an “Additional Dedication Area Transaction”), Shipper shall give notice to Gatherer of such proposed Additional Dedication Area Transaction and the terms thereof desired by Shipper (such notice, an “Additional Dedication Area Transaction Notice”). Following its receipt of the Additional Dedication Transaction Notice, Gatherer shall have the first right to submit to Shipper a definitive proposal to acquire the Additional Gathering Assets that are the subject of such Additional Dedication Transaction Notice (each such proposal, an “Additional Dedication Area Transaction Proposal”). Shipper shall provide reasonable cooperation to Gatherer, as well as access to such information and data under Shipper’s control as may reasonably be requested by Gatherer, to permit Gatherer to evaluate such Additional Dedication Area Transaction and to submit an Additional Dedication Area Transaction Proposal if Gatherer so elects. Shipper shall not formally solicit proposals for any Additional Dedication Area Transaction during the ROFO Period from any third party until the thirtieth (30th) day after delivery to Gatherer of an Additional Dedication Area Transaction Notice with respect to the applicable Additional Gathering Assets; provided, however, that Shipper shall remain free to discuss Additional Dedication Area Transactions with third parties and receive and consider unsolicited proposals therefor as long as Shipper otherwise complies with its obligations under this Section 2.6. If Gatherer timely delivers a responsive Additional Dedication Area Transaction Proposal with respect to a particular Additional Dedication Area

Transaction, Shipper thereafter may elect to accept such Additional Dedication Area Transaction Proposal or enter into an Additional Dedication Area Transaction with any third party with respect to such Additional Gathering Assets, provided that the terms of the Additional Dedication Area Transaction with such third party are more favorable to Shipper, taken as a whole, than the terms of the responsive Additional Dedication Area Transaction Proposal. For the avoidance of doubt if Gatherer does not timely deliver an Additional Dedication Area Transaction Proposal in response to an Additional Dedication Area Transaction Notice, Shipper shall be free to pursue the Additional Dedication Area Transaction covered by such Additional Dedication Area Transaction Notice with third parties without restriction. In a case where Shipper has delivered to Gatherer an Additional Dedication Area Transaction Notice and, following the afore-referenced thirty (30) Day period with respect to such Additional Dedication Area Transaction Notice, Shipper is pursuing an Additional Dedication Area Transaction with respect to the relevant Additional Gathering Assets with a third party, if Shipper does not proceed and close such Additional Dedication Area Transaction with a third party on or before the 180th Day following the end of the afore-referenced thirty (30) Day period, it shall not do so within the ROFO Period unless it issues another Additional Dedication Area Transaction Notice to Gatherer with respect to such Additional Gathering Assets and complies with the other provisions of this Section 2.6 with respect thereto. Shipper may at any time prior to entering into definitive documentation with respect to an Additional Dedication Area Transaction with Gatherer elect not to proceed with such transaction and to retain the relevant Additional Gathering Assets. If Shipper and Gatherer conclude an Additional Dedicated Area Transaction pursuant to this Section 2.6, subject to and upon the terms of the definitive agreements with respect thereto, the Dedication Area shall include, from and after the closing of such Additional Dedication Area Transaction between Shipper and Gatherer, the Additional Dedication Area for all purposes of the Agreement, including that the dedication of Shipper’s Gas produced from the Additional Dedication Area shall extend to all Low Pressure gathering of such Gas, and related compression in accordance with the terms of the Agreement, and to the High Pressure gathering and compression of such Gas except to the extent that the High Pressure gathering or compression of such Gas is committed to a third party as of the date that Shipper delivers the Additional Dedication Area Transaction Notice, and the Parties shall enter into such amendments of this Agreement (and such other documents as reasonably required) to evidence the inclusion of such Additional Dedication Area in the Dedication Area under this Agreement.

Section 2.7 Priority of Dedicated Gas. Dedicated Gas tendered under this Agreement shall be Firm Capacity Gas.

ARTICLE 3

SERVICES; GATHERING SYSTEM EXPANSION AND CONNECTION OF WELLS

Section 3.1 Gatherer Service Commitment. Subject to and in accordance with the terms and conditions of this Agreement, Gatherer commits to providing the following services (collectively, the “Services”) to Shipper:

(a) receive, or cause to be received, from or for the account of Shipper, at each Receipt Point, all Dedicated Gas tendered by Shipper;

(b) compress and dehydrate Dedicated Gas at the System Compressor Stations; and

(c) deliver, or cause to be delivered, to or for the account of Shipper, at the nominated Delivery Point, Delivery Point Gas allocated to Shipper.

Section 3.2 Development Plan; Gathering System Plan; Exchange and Review of Information.

(a) Attached hereto as Exhibit F is a plan describing the planned development, drilling, and production activities relating to the Dedicated Properties through June 30, 2013 (such plan, as updated as hereinafter provided, the “Development Plan”). Following the Effective Date, Shipper shall provide Gatherer an updated Development Plan describing the planned development, drilling, and production activities relating to the Dedicated Properties for the 18-Month period commencing on the date of such updated Development Plan on or before the last day of each Month. Each Development Plan will include (i) information as to the Wells that the Shipper expects will be drilled during such period (each such Well reflected in a Development Plan, a “Planned Well”), information as to each Well Pad expected to be constructed during such period (each such Well Pad reflected in a Development Plan, a “Planned Well Pad”) and the approximate locations thereof, the earliest date on which one or more Wells at each such Well Pad are expected to be completed, and the Delivery Points at which Gas produced from such Wells is to be redelivered to Shipper and (ii) good faith and reasonable production forecasts for all Wells connected as of, and estimated to be connected to the Gathering System during the 18-Month period following, the date of such Development Plan (to the extent not previously provided or, if earlier provided, as revised in Shipper’s good faith estimation). Shipper shall make its representatives available to discuss the Development Plan from time to time with Gatherer and its representatives, in order to facilitate advance planning for expansion or improvement of the Gathering System and to address other matters relating to the construction and installation of additions to the Gathering System. Shipper may provide updated or amended Development Plans to Gatherer at any time and shall provide its then-current Development Plan to Gatherer from time to time on or prior to the fifth (5th) Business Day after Gatherer’s request therefor.

(b) Attached hereto as Exhibit G is a Gathering System plan describing and/or depicting the Gathering System, including all pipelines, all Receipt Points and Delivery Points, and all compression and dehydration facilities and other major physical facilities, together with their locations, sizes and other physical specifications, operating parameters, capacities, and other relevant specifications, and together with a schedule for completing the construction and installation of the planned portions thereof, in each case as currently in existence, under construction, or planned (such plan, as updated as hereinafter provided, the “Gathering System Plan”). Based on the Development Plans and such other information about the expected development of the Dedicated Properties as shall be provided to Gatherer by or on behalf of Shipper, Gatherer shall periodically update the Gathering System Plan. Without limiting the generality of the foregoing, Gatherer shall ensure that the Gathering System Plan reflects each Monthly Development Plan not later than 30 Days after such Development Plan is delivered.

Gatherer shall make the Gathering System Plan available for inspection by Shipper and its representatives from time to time and shall make representatives of Gatherer available to discuss the Gathering System Plan from time to time with Shipper and its representatives. Gatherer shall provide Shipper updates not less frequently than monthly on the progress of work on all facilities necessary to connect Planned Wells to the Gathering System and to connect the Gathering System to the Delivery Points as set forth in the then-current Gathering System Plan.

(c) The Parties recognize that the plans for the development of the Dedicated Properties set forth in the Development Plans, as well as all information provided by Shipper to Gatherer regarding its intentions with respect to the development of the Dedicated Properties, are subject to change and revision at any time at the discretion of the Shipper, and that such changes may impact the timing, configuration, and scope of the planned activities of Gatherer. The exchange of such information and any changes thereto shall not give rise to any rights or liabilities as between the Parties except as expressly set forth in this Agreement, and Gatherer shall determine at its own risk the time at which it begins to work on and incur costs in connection with particular Gathering System expansion projects, including the acquisition of rights of way, equipment, and materials. Without limiting the generality of the foregoing, Shipper has no obligation to Gatherer under this Agreement to develop or produce any hydrocarbons from the Dedicated Properties or to pursue or complete any drilling or development on the Dedicated Properties, whether or not envisioned in the Development Plan.

Section 3.3 Expansion of Gathering System; Connection of Well Pads; Delivery Points.

(a) The Gathering System shall be designed, developed, and constituted for the purpose of providing Services as and when needed to support the upstream development of the Dedicated Properties, and Gatherer shall be obligated, at its sole cost and expense, subject to the provisions of this Agreement, to plan, procure, construct, install, own, and operate the Gathering System so as to timely connect the Planned Wells to the Gathering System, connect the Gathering System to Delivery Points on the Downstream Pipelines or at the Processing Plants specified by Shipper, and timely commence providing the full scope of Services, with respect to all Dedicated Gas produced from the Planned Wells from and after their completion, all in accordance with this Section 3.3; provided, that the foregoing shall not preclude Gatherer from also designing, developing and constituting the Gathering System to accommodate Third Party Gas.

(b) Gatherer shall be obligated to connect Wells at a particular Well Pad to the Gathering System only if Gatherer has received from Shipper a notice in the form of Exhibit H hereto (or in such form as Shipper and Gatherer shall otherwise agree from time to time) stating that Shipper intends to drill and complete such Wells at such Well Pad (a “Connection Notice”) and setting forth the target completion date for drilling and completion of such Wells (the “Target Completion Date”), and the expected production from such Well Pad over the next eighteen (18) months. Following receipt of a Connection Notice, Gatherer shall cause the necessary facilities to be constructed to connect the Wells referred to in such Connection Notice to the Gathering System and to commence the Services with respect to Dedicated Gas produced from such Well. Such facilities shall be available to receive Dedicated Gas from Wells on such Well Pad, as soon as reasonably practicable following the Connection Notice and in any event on or before the later to occur of (1) the Target Completion Date with respect to such Planned Well Pad, (2) the date that is 120 Days after the Connection Notice, and (3) the date on which the initial Planned Well(s) at such Planned Well Pad has reached its projected depth and is ready for completion (the later of such dates, with respect to such Planned Well Pad, the “Completion Deadline”). Gatherer shall provide Shipper notice promptly upon Gatherer’s becoming aware of any reason to believe that it may not be able to connect a Planned Well Pad to the Gathering System by the Target Completion Date therefor or to otherwise complete all facilities necessary to provide the full scope of Services with respect to all Dedicated Gas from Wells on such Planned Well Pad by the Target Completion Date therefor. In the case of the first Planned Well to be completed in the Elk Area, the foregoing obligations include completing and making available the Elk Lateral and the Elk Compressor Station. If and to the extent Gatherer is delayed in completing and making available such facilities by a Force Majeure event or any action of Shipper that is inconsistent with the cooperation requirements of Section 3.7, then the Completion Deadline for such connection shall be extended for a period of time equal to that during which Gatherer’s completion and making available of such facilities was delayed by such events or actions; provided, however, that such adjustment shall not exceed 180 Days in the aggregate for Force Majeure. If such facilities are not completed and made available by the Completion Deadline,

(i)

except to the extent such delay is the result of Force Majeure, (A) Gatherer shall pay Shipper, as liquidated damages for delay in completing and making available such facilities, $1,000 per Day per Planned Well at such Planned Well Pad for each Day from the Completion Deadline until such facilities are completed and made available (either by Gatherer under this Agreement, or by Shipper pursuant to clause (ii) below) and (B) the Gathering Fee and, if applicable, the Elk Lateral Gathering Fee shall be reduced to zero, which reduction shall be applied to the volumes of Dedicated Gas delivered to Receipt Point(s) at the affected Well Pad over the same number of Days as the number of Days in the period commencing with the date of the Completion Deadline for such Well Pad and ending with the date facilities for the affected Well Pad were completed and made available (either by Gatherer under this Agreement or by Shipper pursuant to clause (ii) below); provided that the remedies in this clause (i) shall only apply in the case of a Well that is identified on the initial Development Plan attached hereto as Exhibit F or on (x) at least two Monthly updates of the Development Plan, if the Well Pad on which such Well is located is four (4) miles or less from existing Gathering System lines at the time the Connection Notice is given, (y) at least three Monthly updates of the Development Plan, if the Well Pad on which such Well is located is six (6) miles or less (but more than four (4) miles) from existing Gathering System lines at the time the Connection Notice is given, or (z) at least four (4) Monthly updates of the Development Plan, if the Well Pad on which such Well is located is more than six (6) miles from existing Gathering System lines at the time the Connection Notice is given;

(ii)	Shipper shall have the right to complete the procurement, construction and/or installation of any rights or facilities necessary to connect the relevant Planned Well Pad to the Gathering System, to connect the Gathering System to the relevant Delivery Point, and/or to permit Dedicated Gas from Planned Wells at the Planned Well Pad to be received into the Gathering System and delivered to the relevant Delivery Point, in which case Gatherer shall pay to Shipper an amount equal to 115% of all reasonable costs and expenses incurred by Shipper in so procuring, constructing, and/or installing such rights and facilities, and Shipper shall convey all such rights and facilities to Gatherer and such rights and facilities shall thereafter be part of the Gathering System; and

(iii)	Shipper shall have the right to exercise such other rights and remedies as it may have under applicable law; provided, however, that the reduction in the Gathering Fee set forth in clause (i) above shall be liquidated damages and shall be Shipper’s sole monetary remedy for delay in completing and making available such facilities.

The remedies set forth in clauses (i) through (iii) above shall be applicable to Wells with Completion Deadlines that are 90 days or more after the Effective Date.

(c) If the actual completion of the initial Planned Well at a particular Planned Well Pad is delayed more than 30 Days after the Target Completion Date for such Planned Well Pad and the Gathering System is connected to such Planned Well Pad and available to commence providing the Services with respect to all Dedicated Gas from such Planned Well prior to the date such initial Planned Well has reached its projected depth and is ready for completion, Gatherer shall be entitled to a fee equal to interest per annum at the Wall Street Journal prime rate on the incremental cost and expense incurred by Gatherer to procure, construct and install the relevant rights and facilities to connect to such Planned Well Pad and to cause such facilities to be available to commence providing Services thereto for the number of Days after the Target Completion Date until the Day that the first Well at such Planned Well Pad is completed; provided, however, that if such first Well has not been completed by the date that is six months after the Target Completion Date for such Well or, as of an earlier date, Shipper notifies Gatherer that it has elected not to complete any Planned Wells at such Planned Well Pad, Shipper shall pay to Gatherer an amount equal to 115% of all reasonable incremental costs and expenses incurred by Gatherer in procuring, constructing and installing such rights and facilities to connect the Gathering System to such Planned Well Pad and to cause such facilities to be available to commence providing Services thereto, and Gatherer shall assign, transfer, and deliver to Shipper all rights and facilities (including equipment, materials, work in progress, and completed construction) the costs and expenses of which have so been paid by Shipper, to Shipper. If Shipper so pays Gatherer and later completes a Well at such Planned Well Pad, or if such facilities are later used to connect a completed Well at a different Planned Well Pad or for a third party, Gatherer shall refund to Shipper such amount paid by Shipper, and Shipper shall retransfer such rights and facilities to Gatherer.

(d) A Connection Notice shall be deemed to have been given for the Planned Wells set forth on Exhibit I hereto, the Target Completion Date for which shall be as set forth Exhibit I. Such Connection Notice shall be deemed to have been given for each such Planned Well 120 Days prior to such Target Completion Date.

(e) Shipper shall have right to specify in the Development Plan or in a Connection Notice that Gas produced from a particular Well be redelivered to Shipper at a particular Delivery Point, including a Delivery Point on any of the Downstream Pipelines. Gatherer shall be obligated, at Gatherer’s cost, to provide a Delivery Point within the Dedication Area on each Downstream Pipeline to which Shipper specifies that Shipper’s Gas is to be delivered, with all interconnection facilities and other Delivery Point facilities (including any Required Compressor Stations and Measurement Facilities), and with sufficient capacities, necessary to permit Shipper’s Gas to be redelivered at such Delivery Point in accordance with this Agreement. Gatherer shall connect each Well to the Gathering System such that Gas from such Well can be redelivered to the Delivery Point described in the Development Plan. Notwithstanding the foregoing, if (i) Shipper specifies that Gas be delivered from a particular Well to a particular Downstream Pipeline, (ii) at such time no Delivery Point has been constructed on such Downstream Pipeline, and (iii) there is a Downstream Pipeline with an existing Delivery Point to which Gas from such Well can be delivered or there is a Downstream Pipeline that is closer to such Well than the Downstream Pipeline specified by Shipper, Gatherer shall be obligated to provide the Delivery Point on the Downstream Pipeline specified by Shipper and connect such Well to such Delivery Point only if Shipper bears the incremental cost and expense incurred by Gatherer in doing so over the cost and expense that would have been incurred by Gatherer in connecting such Well to a Delivery Point described in clause (iii) of this sentence.

Section 3.4 Compression.

(a) The Gathering System Plan will describe the compression facilities that will be required to compress Dedicated Gas upstream of the Delivery Points or the Elk Lateral in order for the Gathering System to be operated at the pressures specified in Section 8.1 and to permit Dedicated Gas to enter the facilities of the Downstream Pipelines or Processing Plant or the Elk Lateral, as applicable (“Required Compressor Stations”). Shipper shall have the right to install, operate, and maintain, itself or through third parties, Required Compressor Stations having an aggregate capacity of up to 400 MMcf/day (as increased or decreased as provided in this Agreement, the “Third Party Compressor Allowance”), including any replacements therefor, other than replacements that Shipper requests Gatherer to install as hereafter provided, including the Required Compressor Stations under construction or projected and listed in Exhibit C (“Existing Compressor Stations”). Gatherer shall install, operate, and maintain each Required Compressor Station other than the Existing Compressor Stations (each such Required Compressor Station so installed by Gatherer, including replacements of Existing Compressor Stations pursuant to Section 3.4(b), a “System Compressor Station”). Notwithstanding the foregoing, Gatherer shall not be obligated to install any Required Compressor Station during the five (5) year period immediately prior to the scheduled termination of this Agreement unless Shipper agrees either that (i) this Agreement shall remain in effect beyond the scheduled termination thereof as to such Required Compressor Station only and the Minimum Compression Revenue Commitment with respect thereto until the 10th anniversary of the placement in service of such Required Compressor Station or (ii) the Minimum Compression Revenue Commitment will be calculated by including 50% of such Required Compressor Station’s design capacity in the calculation thereof (rather than 25%), and this Agreement shall remain in effect beyond the scheduled termination thereof as to such Required Compressor Station only and the Minimum Compression Revenue Commitment with respect thereto until the 5th anniversary of the placement in service of such Required Compressor Station.

(b) Shipper is currently negotiating an agreement with a third party compression provider to have such third party provide a compressor station near Lumberport, West Virginia, which would be a Required Compressor Station. Prior to entering into such agreement, Shipper and Gatherer shall discuss whether or not Gatherer would be able to provide such Required Compressor Station on the same schedule as such third party. If Shipper determines (in its sole discretion) that it is preferable to contract with such third party for such Required Compressor Station and enters into a definitive agreement with such third party for such Required Compressor Station prior to June 30, 2012, (i) the Third Party Compressor Allowance shall be increased by 60 MMcf/day and (ii) Shipper shall assign to Gatherer the right to purchase such Required Compressor Station contained in such definitive agreement. At such time, if any, as Gatherer exercises such right of purchase and acquires such Required Compressor Station, such Required Compressor Station shall thereafter become a System Compressor Station and the Third Party Compressor Allowance shall be reduced by 60 MMcf/day.

(c) At the request of Shipper, made in writing and including sufficient information to permit Gatherer to undertake the requested replacement, and subject to the other provisions of this Section 3.4, Gatherer shall install, operate, and maintain replacements for the Existing Compressor Stations, as part of the Gathering System. If Shipper requests Gatherer to install a replacement for an Existing Compressor Station, Gatherer shall install a System Compressor Station as a replacement therefor and shall complete such installation and cause such System Compressor Station to be in service and capable of receiving Dedicated Gas, up to the required capacity, not less than twelve (12) months after the date of such request, and upon such System Compressor Station’s placement in service the Third Party Compressor Allowance will be reduced by an amount equal to the capacity of the replaced Existing Compressor Station. Each such System Compressor Station installed by Gatherer at Shipper’s request shall be installed at a location of Gatherer’s choosing, and need not be at the same location as the Existing Compressor Station it is replacing, provided that such System Compressor Station is located such that it is capable of receiving Dedicated Gas from at least the same sources as the Existing Compressor Station it is replacing. If, at any time after providing a written request to Gatherer to replace an Existing Compressor Station, Shipper withdraws such request or otherwise arranges to maintain such Existing Compressor Station or to replace the same itself or through a third party, Shipper shall pay to Gatherer an amount equal to 115% of all reasonable costs and expenses incurred by Gatherer, prior to Shipper’s delivery to Gatherer of a written withdrawal of such prior request, in connection with procuring, constructing and installing the replacement System Compressor Station, and Gatherer shall assign, transfer, and deliver to Shipper all rights and facilities (including equipment, materials, work in progress, and completed construction) the costs and expenses of which have so been paid by Shipper, to Shipper.

(d) Notwithstanding the foregoing, to the extent Shipper has available capacity in the Existing Compressor Stations at any time from the Effective Date until the end of the first Contract Year, Gatherer may request the use of such available capacity (including capacity in the facilities of downstream pipelines or processing plants) for the gathering, compression, and/or processing of Third Party Gas produced from wells located in the Dedication Area on an interruptible basis for such time as the excess capacity is available. The Parties will use good faith efforts to agree upon the fees and terms and conditions of Gatherer’s use of such available capacity. At Gatherer’s request Shipper may agree, in its sole discretion, to provide available capacity in the Existing Compressor Stations (together with any corresponding available capacity in downstream pipelines or processing plants) to Gatherer on a firm basis, in which case (i) the fee payable by Gatherer to Shipper for use of the Existing Compression Stations shall be equal to the Compression Fee prevailing at the time the capacity is used, (ii) Gatherer shall bear its pro rata share of fuel for the relevant Existing Compressor Stations, and (iii) Gatherer shall pay such fees and costs for downstream pipelines and processing plants as the Parties shall agree.

Section 3.5 Additional High Pressure Services. If Shipper proposes to obtain Additional High Pressure Services in one or more transactions (any of which may include the sale or other transfer of Shipper-owned pipeline facilities) (each, an “Additional Services Transaction”), Shipper shall give notice to Gatherer of such proposed Additional Services Transaction and any terms thereof desired by Shipper (such notice, an “Additional Services Transaction Notice”). Following its receipt of the Additional Services Transaction Notice, Gatherer shall have the first right to submit to Shipper a definitive proposal to provide the Additional High Pressure Services that are the subject of such Additional Services Transaction Notice (including the purchase of such Shipper-owned pipeline facilities, if applicable) (each such proposal, an “Additional Services Transaction Proposal”). Shipper shall provide reasonable cooperation to Gatherer, as well as access to such information and data under Shipper’s control as may reasonably be requested by Gatherer, to permit Gatherer to evaluate such Additional Services Transaction and to submit an Additional Services Transaction Proposal if Gatherer so elects. Shipper shall not formally solicit proposals for any Additional Services Transaction from any third party until the thirtieth (30th) Day after its delivery to Gatherer of an Additional Services Transaction Notice with respect to the applicable Additional High Pressure Services; provided, however, that Shipper shall remain free to discuss Additional Services Transactions with third parties and receive and consider unsolicited proposals therefor as long as Shipper otherwise complies with its obligations under this Section 3.5. If Gatherer timely delivers a responsive Additional Services Transaction Proposal with respect to a particular

Additional High Pressure Services Transaction, Shipper thereafter may elect to accept such Additional Services Transaction Proposal or enter into an Additional Services Transaction with any third party with respect to such Additional High Pressure Services, provided that the terms of the Additional Services Transaction with such third party are more favorable to Shipper, taken as a whole, than the terms of the responsive Additional Services Transaction Proposal. For the avoidance of doubt if Gatherer does not timely deliver an Additional Services Transaction Proposal in response to an Additional Services Transaction Notice, Shipper shall be free to pursue the Additional Services Transaction covered by such Additional Services Transaction Notice with third parties without restriction. In a case where Shipper has delivered to Gatherer an Additional Services Transaction Notice and, following the afore-referenced thirty (30) Day period with respect to such Additional Services Transaction Notice, Shipper is pursuing an Additional Services Transaction with respect to the relevant Additional High Pressure Services with a third party, if Shipper does not proceed and close such Additional Services Transaction with a third party on or before the 180th Day following the end of the afore-referenced thirty (30) Day period, it shall not do so unless it issues another Additional Services Transaction Notice to Gatherer with respect to such Additional High Pressure Services and complies with the other provisions of this Section 3.5 with respect thereto. Shipper may at any time prior to entering into definitive documentation with respect to an Additional Services Transaction with Gatherer elect not to proceed with such transaction and to provide such Additional High Pressure Services itself or through an Affiliate (and, if applicable, to retain and own and operate the relevant pipeline facilities itself or through its Affiliate). If Shipper and Gatherer conclude an Additional Services Transaction, subject to and upon the terms of the definitive agreements with respect thereto, the Parties shall enter into such amendments of this Agreement or separate agreements with respect to the Additional High Pressure Services that are the subject of such Additional Services Transaction as they shall agree, which amendment or separate agreement(s) will provide for Dedicated Gas from the relevant parts of the Dedication Area to be dedicated to the relevant High Pressure lateral pipeline(s).

Section 3.6 Right of Way and Access.

(a) Gatherer is responsible, at its sole cost, for the acquisition of rights of way, crossing permits, licenses, use agreements, access agreements, leases, fee parcels, and other rights in land right necessary to construct, own, and operate the Gathering System; provided that Shipper hereby grants, without warranty of title, either express or implied, to the extent that it has the right to do so without the incurrence of material expense, an easement and right of way upon all lands covered by the Dedicated Properties, for the purpose of installing, using, maintaining, servicing, inspecting, repairing, operating, replacing, disconnecting, and removing all or any portion of the Gathering System, including all pipelines, meters, and other equipment necessary for the performance of this Agreement; provided, further, that the exercise of these rights by Gatherer shall not unreasonably interfere with Shipper’s lease operations or with the rights of owners in fee, and will be subject to Shipper’s safety and other reasonable access requirements applicable to Shipper’s personnel. Shipper shall not have a duty to maintain the underlying agreements (such as leases, easements, and surface use agreements) that such grant of easement or right of way to Gatherer is based upon, and such grants of easement or right of way will terminate if Shipper loses its rights to the property, regardless of the reason for such loss of rights. Notwithstanding the foregoing, (i) Shipper will assist Gatherer to secure replacements for such terminated grants of easement or right of way, in a manner consistent with the cooperation requirements of Section 3.7, (ii) to the extent that Shipper agrees that Gatherer’s Measurement Facilities may be located on Shipper’s Well Pad sites, Shipper shall be responsible for obtaining any necessary rights to locate such Measurement Facilities on such Well Pad sites, and (iii) Shipper shall use reasonable efforts to involve Gatherer in Shipper’s negotiations with the owners of lands covered by the Dedicated Properties so that Shipper’s surface use agreements and Gatherer’s rights of way with respect to such lands can be concurrently negotiated and obtained.

(b) In acquiring rights of way, crossing permits, licenses, use agreements, access agreements, leases, fee parcels, and other rights in land for the Gathering System, Gatherer shall use reasonable efforts to obtain in such lands multiple line rights and other similar rights sufficient to grant or assign to Shipper, and to the extent obtained shall grant or assign to Shipper, without warranty of title, either express or implied, a non-exclusive easement or other right to use such lands for the purpose of installing, using, maintaining, servicing, inspecting, repairing, operating, replacing, disconnecting, and removing water lines, condensate lines, fiber-optic lines, and similar facilities for the support of Shipper’s drilling, development, and production activities in the Dedication Area; provided, however, that the exercise of these rights by Shipper shall not unreasonably interfere with Gatherer’s construction, operation, or maintenance of the Gathering System and will be subject to Gatherer’s safety and other reasonable access requirements applicable to Gatherer’s personnel. Shipper shall be responsible for any incremental costs (including additional surface use damages payable to landowners) arising from the grant or assignment of such rights to Shipper or Shipper’s use thereof. Gatherer shall not have a duty to maintain the underlying agreements (such as leases, easements, and surface use agreements) that such grant to Shipper is based upon, and such grant will terminate if Gatherer loses its rights to the property, regardless of the reason for such loss of rights. Gatherer will assist Shipper to secure replacements for any such terminated grants of easement or right of use, in a manner consistent with the cooperation requirements of Section 3.7.

Section 3.7 Cooperation. Because of the interrelated nature of the actions of the Parties required to obtain the necessary permits and authorizations from the appropriate Governmental Authorities and the necessary consents, rights of way and other authorizations from other Persons necessary to drill and complete each Planned Well and construct the required extensions of the Gathering System to each Planned Well Pad, the Parties agree to work together in good faith to obtain such permits, authorizations, consents and rights of way as expeditiously as reasonably practicable, all as provided herein. The Parties further agree to cooperate with each other and to communicate regularly regarding their efforts to obtain such permits, authorizations, consents and rights of way.

ARTICLE 4

TERM

Section 4.1 Term. This Agreement shall become effective on the Effective Date and, unless terminated earlier by mutual agreement of the Parties, shall continue in effect until the twentieth (20th) anniversary of the Effective Date and from year to year thereafter (with the initial term of this Agreement deemed extended for each of any such additional year) until such time as this Agreement is terminated, effective upon an anniversary of the Effective Date, by notice from either Party to the other Party on or before the one hundred eightieth (180th) day prior to such anniversary.

ARTICLE 5

FEES AND CONSIDERATION

Section 5.1 Fees.

(a) Subject to the other provisions of this Agreement, Shipper shall pay Gatherer each Month in accordance with the terms of this Agreement, for all Services provided by Gatherer with respect to Dedicated Gas during such Month, an amount equal to the sum of the following:

(i)	The product of (A) the aggregate volume of Dedicated Gas, stated in Mcf, received by Gatherer from Shipper or for Shipper’s account at each Receipt Point during such Month multiplied by (B) $0.30 (as may be increased or decreased in accordance with Section 5.1(b), the “Gathering Fee”);

(ii)	The product of (A) the aggregate volume of Dedicated Gas, stated in Mcf, received from Shipper or for Shipper’s account entering the Elk Lateral during such Month multiplied by (B) $0.15 (as may be increased or decreased in accordance with Section 5.1(b), the “Elk Lateral Gathering Fee”); and

(iii)	The product of (A) the aggregate volume of Dedicated Gas, stated in Mcf, received from Shipper or for Shipper’s account and compressed and dehydrated at each System Compressor Station during such Month multiplied by (B) $0.18 (as may be increased or decreased in accordance with Section 5.1(b), the “Compression Fee”).

(b) After each of the first five (5) Contract Years, one hundred percent (100%), and thereafter fifty-five percent (55%), of the Gathering Fee, Elk Lateral Gathering Fee, and Compression Fee shall be adjusted up or down on an annual basis in proportion to the percentage change, from the preceding year, in the All Items Consumer Price Index for All Urban Consumers (CPI-U) for the U.S. City Average, 1982-84 = 100, as published by the United States Department of Labor, Bureau of Labor Statistics (“CPI”). Such adjustment shall be made effective upon the first day of each Contract Year commencing in the Contract Year beginning in 2013, and shall reflect the percentage change in the CPI as it existed for June of the preceding Contract Year from the CPI for the second immediately preceding June; provided, however, that the Gathering Fee, Elk Lateral Gathering Fee, and Compression Fee shall never be less than the initial fees stated in Section 5.1(a); nor shall such fees be increased or decreased by more than 3% in any given Contract Year.

(c) Notwithstanding the foregoing provisions of this Section 5.1:

(i)

If, with respect to any Contract Year with respect to which there is a Minimum Gathering Revenue Commitment, the Minimum Gathering Revenue Commitment with respect to such Contract Year exceeds the Minimum Gathering Revenue Credit Amount for such Contract Year, then Shipper shall pay to Gatherer, on or before the 30th day after receipt of Gatherer’s invoice therefor (which shall be delivered not more than sixty (60) Days after the end of the relevant Contract Year), an amount equal to such excess (with respect to such Contract Year, the “Minimum Gathering Revenue Shortfall Fee”); provided, however, that Shipper shall be entitled to an offset against the Minimum Gathering Revenue Shortfall Fee for any Contract Year (an “Offset”) in an amount equal to the excess of the aggregate Gathering Fees paid by Shipper in the previous five (5) Contract Years over the Minimum Gathering Revenue Commitment with respect to such previous five (5) years and not previously applied as an Offset hereunder, but not to exceed for any Contract Year one-half of the Minimum Gathering Revenue Commitment for such Contract Year.

(ii)

If, with respect to any Contract Year with respect to which there is a Minimum Compression Revenue Commitment, the Minimum Compression Revenue Commitment with respect to such Contract Year exceeds the Minimum Compression Revenue Credit Amount for such Contract Year, then Shipper shall pay to Gatherer, on or before the 30th day after receipt of Gatherer’s invoice therefor (which shall be delivered not more than sixty (60) Days after the end of the relevant Contract Year), an amount equal to such excess.

(iii)	If Shipper pays a Minimum Gathering Revenue Shortfall Fee with respect to any Contract Year (after taking into account any Offset provided for by clause (i) above) (the “Shortfall Payment”), and in the immediately subsequent Contract Year only the aggregate Gathering Fees actually paid by Shipper exceed the Minimum Gathering Revenue Commitment, Shipper shall earn a credit in the amount of such excess (but capped at the amount of the applicable Shortfall Payment), which shall be applied against the first payment of Gathering Fees that are payable by Shipper in the Contract Year following the Contract Year in which such credit is earned. Examples of the Offsets described in Clause (i) above and the credits described in this Clause (iii) are set forth on Exhibit M.

Section 5.2 Excess Lost and Unaccounted For Gas and Fuel. If during any Month (a) after the installation of the inlet measurement at all Existing Compressor Stations Lost and Unaccounted For Gas allocated to Shipper in accordance with this Agreement exceeds 1.5%

of the total quantities of Gas, stated in MMBtu, delivered to the Gathering System in such Month by Shipper and/or (b) Fuel allocated to Shipper in accordance with this Agreement exceeds 4.5% of the total quantities of Gas, stated in MMBtu, delivered to the Gathering System in such Month by Shipper, Gatherer shall pay Shipper in respect of the aggregate amount of such excess an amount equal to the equivalent Thermal Content of such aggregate excess (determined based on the weighted average Gross Heating Value of Dedicated Gas delivered to the Gathering System during such Month) multiplied by the Index Price for such Month per MMBtu. Notwithstanding the foregoing, during the first Contract Year the Parties shall mutually agree on the necessary equipment and methodology to account for any Condensate that may fall out in the Gathering System as Shipper’s Development Plan causes Dedicated Gas with a higher Thermal Content to be delivered to the Receipt Points.

ARTICLE 6

LOST AND UNACCOUNTED FOR GAS; FUEL; CONDENSATE

Section 6.1 Allocation of Lost and Unaccounted For Gas. Lost and Unaccounted For Gas shall be allocated, on a Monthly basis, among all Receipt Points pro rata based upon the Thermal Content of all Gas received at all System Receipt Points during such Month. Total Lost and Unaccounted For Gas shall be determined by subtracting from the sum of the total Thermal Content of Gas received at all System Receipt Points during such Month the sum of (i) the Thermal Content of Gas actually delivered to all System Delivery Points during such Month, (ii) the Thermal Content of Condensate recovered from the Gathering System during such Month (other than Condensate vaporized and reinjected into the Gas stream), and (iii) the Thermal Content of Gas used for Fuel on the Gathering System, if any, during such Month. Lost and Unaccounted For Gas shall be allocated, on a Monthly basis, to each Receipt Point based upon a fraction, the numerator of which is the total Thermal Content of Gas measured at such Receipt Point during such Month, and the denominator of which is the total Thermal Content of Gas measured at all System Receipt Points during such Month.

Section 6.2 Allocation of Fuel. Gatherer shall allocate Fuel, on a Monthly basis, to each Receipt Point upstream of a System Compressor Station on a pro rata basis, based upon a fraction, the numerator of which is the total volume of Gas measured at such Receipt Point during such Month, and the denominator of which is the total volume of Gas measured at all System Receipt Points upstream of such Required System Compressor Station during such Month. Gas consumed for Fuel shall be determined based actual measurements of Fuel consumption.

Section 6.3 Allocation of Condensate. Gatherer shall allocate the volume of Condensate collected from the Gathering System (or from facilities at compressor stations downstream of System Delivery Points and allocated to the Gathering System by the operator of such compressor station) to each System Receipt Point during the applicable Month based on a fraction, the numerator of which is the theoretical volume of Condensate attributable to such System Receipt Point during such Month and the denominator of which is the total theoretical volume of Condensate for all such System Receipt Points during such Month. The theoretical volume of Condensate at each System Receipt Point shall be determined by multiplying the total volume of Gas (in Mcf) received at the applicable System Receipt Point during the applicable Month by the Gallons per Mcf of pentanes and heavier components in such Gas determined at the relevant System Receipt Point. If stabilization of the Condensate will be necessary, then the Parties shall mutually agree to fees and terms and conditions related to such Condensate stabilization activities prior to the delivery of the Condensate to Shipper.

ARTICLE 7

CERTAIN RIGHTS AND OBLIGATIONS OF PARTIES

Section 7.1 Processing Rights. As between Shipper and Gatherer, Shipper retains the right to process all Dedicated Gas before or after delivery for the extraction of natural gas liquids and other valuable components. Gatherer shall not process any Dedicated Gas. Gatherer retains the right to process all other Gas delivered to the Gathering System before or after delivery for the extraction of natural gas liquids and other valuable components, subject to the following. Any Gas other than Dedicated Gas delivered to the Gathering System shall not be processed by Gatherer or any other Person for recovery of liquid or liquefiable hydrocarbons or other products at any point on the Gathering System that is upstream of a System Delivery Point at which Delivery Point Gas is redelivered to Shipper; provided, however, that such Gas may be redelivered at a point upstream of a System Delivery Point for processing off of the Gathering System provided that the liquids content of Shipper’s Gas is not adversely affected and no residue Gas resulting from such processing is thereafter delivered to the Gathering System at any point upstream of a System Delivery Point. Nothing in this Section 7.1 shall limit the right of Gatherer or any other Person to treat Gas for the removal of carbon dioxide or hydrogen sulfide.

Section 7.2 Operational Control of Gatherer’s Facilities. Gatherer shall design, construct, own, operate, and maintain the Gathering System at its sole cost and risk. Gatherer shall be entitled to full and complete operational control of its facilities and shall be entitled to schedule deliveries and to operate and reconfigure its facilities in a manner consistent with its obligations under this Agreement.

Section 7.3 Maintenance. Gatherer shall be entitled, without liability, to interrupt its performance hereunder to perform necessary or desirable inspections, pigging, maintenance, testing, alterations, modifications, expansions, connections, repairs or replacements to its facilities as Gatherer deems necessary (“Maintenance”), with reasonable notice provided to Shipper, except in cases of emergency where such notice is impracticable or in cases where the operations of Shipper will not be affected. Before the beginning of each calendar year, Gatherer shall provide Shipper in writing with a projected schedule of the Maintenance to be performed during the year and the anticipated date of such Maintenance. On or before the 10th Day before the end of each Month, Gatherer shall provide Shipper with its projected maintenance schedule for the following Month.

Section 7.4 Firm Capacity Gas; Capacity Allocations on the Gathering System. Subject to the capacity allocations set forth in this Section 7.4, Gatherer has the right to contract with other Persons for the delivery of Third Party Gas to the Gathering System, including the delivery of Firm Capacity Gas. If the volume of Gas available for delivery into the Gathering System exceeds the capacity of the Gathering System at any point relevant to Gatherer’s service to Shipper hereunder, then Gatherer shall interrupt or curtail receipts of Gas in accordance with the following:

(a) First, Gatherer shall curtail all Interruptible Gas prior to curtailing Firm Capacity Gas.

(b) Second, if additional curtailments are required beyond Article 7.4(a) above, Gatherer shall curtail Firm Capacity Gas. In the event Gatherer curtails some, but not all Firm Capacity Gas on a particular Day, Gatherer shall allocate the capacity of the applicable point on the Gathering System available to such shippers of Firm Capacity Gas, including Dedicated Gas, on a pro rata basis based upon Shipper’s and the other shippers’ of Firm Capacity Gas average of the confirmed nominations for the previous fourteen (14) Day period of Firm Capacity Gas prior to the event causing the curtailment.

Notwithstanding the above, Shipper shall be entitled to a temporary release of Dedicated Gas from this Agreement for the duration of any curtailment by Gatherer that impacts Dedicated Gas, including, without limitation, curtailments resulting from a Force Majeure event and if necessary, Gatherer shall deliver Gas to Shipper at other delivery points than the Delivery Points if such delivery points are made available to Gatherer at no cost to Gatherer. During any such temporary release, Shipper may direct Shipper’s Gas to any other available facility. Notwithstanding anything to the contrary in this Agreement, with respect to capacity allocations on the Gathering System, Gatherer shall accord the highest priority to Firm Capacity Gas. In addition, Gatherer shall not commingle any Third Party Gas with any Dedicated Gas that has been nominated for redelivery to a Redelivery Point upstream of a Processing Plant unless (A) such Third Party Gas has been nominated for redelivery at the same Redelivery Point (or another System Redelivery Point that is upstream of the same Processing Plant), and the shipper of such Third Party Gas has confirmed to Shipper that such Third Party Gas will be processed at such Processing Plant, (B) commingling such Third Party Gas with such Dedicated Gas will not adversely affect the liquids content of such Dedicated Gas, or (C) Shipper, Gatherer, and/or the shipper of such Third Party Gas have entered into arrangements satisfactory to Shipper whereby Shipper will be compensated for any such adverse effect on the liquids content of such Dedicated Gas.

Section 7.5 Arrangements After Redelivery. It shall be Shipper’s obligation to make any required arrangements with other parties for delivery of Dedicated Gas to the Receipt Points and Delivery Point Gas following delivery by Gatherer at the Delivery Points.

Section 7.6 Line Pack. To the extent that it is necessary, in order for Gatherer to commence operations of new segments of the Gathering System, for Dedicated Gas to be used as line fill, Gatherer shall purchase such Dedicated Gas from Shipper at the Receipt Points at the “Midpoint Average” price published in Platt’s Gas Daily Price Guide for “Columbia Gas/Appalachia” (the “Index Price”) for the Days on which such line pack was supplied by Shipper.

ARTICLE 8

PRESSURES AT RECEIPT POINTS AND DELIVERY POINTS

Section 8.1 Pressures at Receipt Points. Gatherer shall not operate the Gathering System in such a manner as to cause the average pressure at any Receipt Point in any Month to exceed the lower of (a) two hundred (200) psig and (b) fifty (50) psig above the average suction pressure, as measured at the first separator or slug catcher upstream of any compression suction valve or any other valve that can be partially closed, at the nearest System Compressor Station downstream of such Receipt Point during such Month. Subject to the foregoing, Shipper shall deliver or cause to be delivered Gas to each Receipt Point at sufficient pressure to enter the Gathering System against its operating pressure. If, during any Month following the first two (2) Months after deliveries hereunder have commenced at the applicable Receipt Point, the average pressure at the applicable Receipt Point or Receipt Points exceeds the limit specified above, and such occurrence is not attributable, directly or indirectly, to the performance of an Existing Compressor Station (unless such Existing Compressor Station’s performance is affected adversely by an act or failure to act of Gatherer), the Compression Fee for the System Compressor Stations downstream of such Receipt Point or Receipt Points shall be reduced to $0.09 per Mcf.

Section 8.2 Pressures at Delivery Points. All System Compressor Stations (a) shall be designed for a suction pressure of from one hundred (100) psig to one hundred forty (140) psig and (b) shall be designed for and shall be operated at a discharge pressure sufficient to effect delivery to the relevant Downstream Pipeline or Processing Plant. Redeliveries of Gas by Gatherer for the account of Shipper to the inlet of an Existing System Compressor Station shall be at such pressures as may exist from time to time in the Gathering System at the applicable Delivery Point.

Section 8.3 Shipper Facilities. Shipper, at its own expense, shall construct, equip, maintain, and operate all facilities (including separation, line heaters, and/or compression equipment) necessary to deliver Dedicated Gas to Gatherer at the Receipt Points. Shipper shall install and maintain sufficient pressure regulating equipment upstream of the Receipt Points in order to keep the pressure of the Gas delivered to Gatherer at the Receipt Points from exceeding the maximum allowable operating pressure at the applicable Receipt Point. Gatherer shall design the Gathering System to ANSI 300 standards or higher such that the maximum allowable operating pressure at each Receipt Point shall be not less than 740 psig.

Section 8.4 Insufficient System Compressor Stations. If at any time Gatherer fails to install, operate, and make available sufficient System Compressor Station capacity (taking into account the then-current Third Party Compressor Allowance) for the operation of the Gathering System in compliance with the pressure requirements specified in Section 8.1 and Section 8.2, Shipper shall have the right, at its election, to (a) temporarily utilize existing excess compressor capacity at Existing Compressor Stations and other facilities available to Shipper, whether owned by Shipper or third parties, in which case no Compression Fee shall be payable with respect to volumes so compressed and/or (b) provided that the failure of the Gathering System to operate in compliance with the pressure requirements specified in Section 8.1 and Section 8.2 is not attributable, directly or indirectly, to the performance of an Existing Compressor Station (unless such Existing Compressor Station’s performance is affected adversely by an act or failure to act of Gatherer), procure and install such additional compressor stations as shall be required to bring the Gathering System into compliance with such pressure requirements, in which case (i) Gatherer shall pay to Shipper an amount equal to 115% of all reasonable costs and expenses incurred by Shipper in so procuring and installing such compressor stations, (ii) Shipper shall convey such compressor stations to Gatherer, and (iii) thereafter such compressor stations shall be System Compressor Stations.

ARTICLE 9

NOMINATION AND BALANCING

Section 9.1 Gatherer Notifications. On or before the fifth (5th) Day prior to the end of each Month, Gatherer shall provide written notice to Shipper of Gatherer’s good faith estimate of any capacity allocations or curtailments for the Gathering System, if any, that, based on then currently available information, Gatherer anticipates will be required or necessary during the next Month, including as a result of any Maintenance. Gatherer shall use all reasonable efforts to provide 48 hours advance notice of any actual event requiring allocation or curtailment, including Maintenance.

Section 9.2 Nominations. On or before the second (2nd) Day prior to the end of each Month, Shipper shall provide to Gatherer nominations for deliveries of Dedicated Gas to the Receipt Points and the delivery of Delivery Point Gas to the specified Delivery Points during the next Month. Shipper shall have the right to change such nominations at any time subject to the requirements of the Persons receiving Delivery Point Gas downstream of the Delivery Points and subject to changes in wellhead volumes being delivered into the system.

Section 9.3 Balancing. Gatherer will maintain records of any Daily and Monthly variances (“Imbalances”) between the volume of Dedicated Gas received at the Receipt Points and the volumes of Delivery Point Gas, plus Lost and Unaccounted for Gas, Fuel, and Condensate allocated to Shipper. Shipper shall make such changes in its nominations as Gatherer may from time to time reasonably request to maintain Daily and Monthly balances or to correct an Imbalance. Shipper shall reimburse Gatherer for any cost, penalty, or fee arising from any Imbalance assessed against Gatherer by any Person receiving Dedicated Gas downstream of the Delivery Points, except to the extent such Imbalance was caused by Gatherer. Gatherer shall reimburse Shipper for any cost, penalty, or fee arising from any such Imbalance assessed against Shipper by any Person and/or market receiving Delivery Point Gas downstream, except to the extent such Imbalance was caused by Shipper. Upon the termination of this Agreement or at such other time as the Parties agree the Parties shall cash out any cumulative Imbalance using the Index Price for the prior Month.

ARTICLE 10

GAS QUALITY

Section 10.1 Gas Quality Specifications. Dedicated Gas delivered by Shipper to the Receipt Points shall meet the following specifications (collectively, the “Gas Quality Specifications”):

(a) The Gas shall not contain any of the following in excess of: one-quarter (1/4) grain of hydrogen sulfide per hundred (100) cubic feet; one (1) grain of total sulfur per hundred (100) cubic feet; two percent (2%) by volume of carbon dioxide; two one-hundredths of one percent (0.02%) by volume of oxygen; or two percent (2%) by volume of nitrogen.

(b) The total of all non-hydrocarbon gases shall not exceed three percent (3%) by volume.

(c) The temperature of the Gas at the Receipt Point shall not be in excess of one hundred twenty (120) degrees Fahrenheit.

(d) The Gas shall be free of solids, sand, salt, dust, gums, crude oil, and hydrocarbons in the liquid phase, and other objectionable substances which may be injurious to pipelines or which may interfere with the measurement, transmission or commercial utilization of said Gas.

Except for items (a) through (d) above, such Dedicated Gas shall meet the most restrictive quality specifications required from time to time by the Downstream Pipelines receiving Delivery Point Gas, except for water vapor content, for which there shall be no specification applicable at the Receipt Points.

Section 10.2 Non-Conforming Gas. If any Dedicated Gas delivered by Shipper fails at any time to conform to the Gas Quality Specifications, then Gatherer will have the right to immediately discontinue receipt of such non-conforming Gas so long as such Gas continues to be non-conforming. Shipper agrees to undertake commercially reasonable measures to eliminate the cause of such non-conformance. If Shipper fails to remedy such non-conformance, but such Gas conforms to all specifications other than hydrocarbon dew point and/or Gross Heating Value, then Gatherer agrees to (i) use commercially reasonable efforts to blend and commingle such Gas with other Gas in the Gathering System so that it meets the applicable specifications and (ii) if such Gas cannot be brought into compliance with such blending will continue to accept and redeliver such Gas to the Delivery Points that will accept such non-conforming Gas as long as (A) no harm is done to the Gathering System, (B) no harm is done to other shippers or their Gas, and (C) other shippers are not prevented from nominating Gas to their preferred Delivery Point. In the event that Gatherer takes receipt of non-conforming Dedicated Gas, Shipper agrees to be responsible for, and to defend, indemnify, release, and hold Gatherer and its Affiliates, directors, officers, employees, agents, consultants, representatives, and invitees harmless from and against, all claims and losses of whatever kind and nature resulting from such non-conforming Dedicated Gas.

Section 10.3 Gas Quality Specifications. Gatherer shall redeliver the Delivery Point Gas that it is required to redeliver to Shipper at the Delivery Points meeting the Gas Quality Specifications, provided that Shipper delivers Dedicated Gas to Gatherer at the Receipt Points which meets the Gas Quality Specifications.

Section 10.4 Greenhouse Gas Emissions. Notwithstanding anything contained in this Agreement to the contrary, in the event there is an enactment of, or change in, any law after the Effective Date of this Agreement which, in Gatherer’s reasonable determination, results in (a) a governmental authority requiring Gatherer to hold or acquire emission allowances or their equivalent related to the carbon dioxide content or emissions or the greenhouse gas content or emissions attributable to Dedicated Gas and/or the gathering, or transportation of such Gas (collectively, “Shipper’s GHG Emissions”) or (b) Gatherer incurring any costs or expenses attributable to Dedicated Gas, including any costs or expenses for disposal or treating of carbon dioxide attributable to Dedicated Gas, or any other additional economic burden being placed on Gatherer in connection with or related to Shipper’s GHG Emissions, including any tax, assessment, or other cost or expense (collectively, “Emissions Charges”), then (i) Shipper will use reasonable efforts to provide any required emissions allowances or their equivalent to Gatherer in a timely manner (and shall indemnify and hold harmless the Gatherer Indemnified Parties for any Losses, including any expenses incurred by Gatherer in acquiring such allowances in the marketplace, arising out of Shipper’s failure to so provide such allowances) and (ii) Shipper shall be fully responsible for such Emissions Charges and shall reimburse Gatherer for any Emissions Charges paid by Gatherer within ten (10) Days of receipt of Gatherer’s invoice; provided, however, that should any such enactment of, or change in, law require Gatherer to construct new facilities or to modify any part of the Gathering System, Gatherer and Shipper shall negotiate in good faith and use reasonable efforts to agree on the most cost effective method of constructing or modifying such facilities.

ARTICLE 11

MEASUREMENT EQUIPMENT AND PROCEDURES

Section 11.1 Equipment. Gatherer shall install, own, operate, and maintain Measurement Facilities to measure Gas at all the System Receipt Points and at those Delivery Points that are located at the Existing Compressor Stations (and shall cause any such Measurement Facilities that are not currently in existence to be installed and fully operational not later than September 30, 2012) and shall ensure that the relevant Downstream Pipeline or Processing Plant installs, owns, operates, and maintains Measurement Facilities at the other System Delivery Points. Measurement Facilities at the Receipt Points shall meet current industry standards for custody transfer measurement. Shipper shall have the right to install check Measurement Facilities at each Receipt Point, including the right to install check measurement equipment on Gatherer’s meter tubes and orifice unions.

(a) Where measurement is by orifice meter, all fundamental constants, observations, records, and procedures involved in the determination and/or verification of the quantity and other characteristics of the Gas delivered hereunder shall be in accordance with the standards prescribed in the latest edition of A.G.A. Report No. 3 (ANSI/API 2530) “Orifice Metering of Natural Gas” with any revisions, amendments or supplements as may be mutually acceptable to the Parties.

(b) Where measurement is by ultrasonic meter, all fundamental constants, observations, records, and procedures involved in the determination and/or verification of the quantity and other characteristics of the Gas delivered hereunder shall be in accordance with the standards prescribed in the latest edition of A.G.A. Report No. 9 “Measurement of Gas by Multi Path Ultrasonic Meters” with any revisions, amendments or supplements as may be mutually acceptable to the Parties.

(c) The changing and integration of the charts (if utilized for measurement purposes hereunder) and calibrating and adjusting of meters shall be performed by Gatherer.

Section 11.2 Measurements.

(a) The unit of volume for measurement of Gas delivered hereunder shall be one Mcf at a base temperature of 60 degrees Fahrenheit and at an absolute pressure of 14.73 psia and without adjustment for water vapor content. It is agreed that for the purposes of measurement and computations hereunder, (a) the atmospheric pressure shall be based on the atmospheric pressure determined and used by Downstream Pipelines at the Delivery Point(s) regardless of the atmospheric pressure at which the Gas is measured and (b) all measurements and testing performed hereunder shall all be made by Gatherer in accordance with applicable rules, regulations, and orders.

(b) Gatherer shall take spot samples at all Receipt Points no less frequently than (i) semi-annually at Measurement Facilities metering less than one thousand (1,000) Mcf per Day, (ii) quarterly at Measurement Facilities metering from one thousand (1,000) to five thousand (5,000) Mcf per Day, and (iii) monthly at Measurement Facilities metering more than five thousand (5,000) Mcf per Day. Gatherer shall procure or cause to be procured a sample of Gas at each Receipt Point and analyze the samples by chromatographic analysis to determine the Component content (mole percent), specific gravity, and the Thermal Content thereof. These determinations shall be made utilizing the following standards: (i) Gas Processors Association Obtaining Natural Gas Samples for Analysis by Gas, Publication No. 2166 as amended or supplemented from time to time and (ii) Gas Processors Association Analysis for Natural Gas and Similar Gaseous Mixtures by Gas Chromatography, Publication No. 2161 as amended or supplemented from time to time, or (iii) any other tests that are mutually agreed by Shipper and Gatherer.

(c) Gatherer shall (i) take monthly spot samples at all Measurement Facilities located at Interconnect Receipt Points if such Measurement Facilities measure less than one thousand (1,000) Mcf per Day, (ii) use continuous samplers at all Measurement Facilities located at Interconnect Receipt Points if such Measurement Facilities measure from one thousand (1,000) to five thousand (5,000) Mcf per Day, and (iii) use gas chromatographs at all Measurement Facilities located at Interconnect Receipt Points if such Measurement Facilities measure more than five thousand (5,000) Mcf per Day. Measurement at the System Delivery Points shall be done using continuous samplers (for Measurement Facilities metering less than five thousand (5,000) Mcf per Day) and online gas chromatographs (for Measurement Facilities metering five thousand (5,000) Mcf or more per Day). Gatherer shall procure or cause to be procured a sample of Gas at each Interconnect Receipt Point and System Delivery Point and analyze the samples by chromatographic analysis to determine the component content (mole percent), specific gravity, and the Thermal Content thereof. These determinations shall be made utilizing the following standards: (i) Gas Processors Association Obtaining Natural Gas Samples for Analysis by Gas, Publication No. 2166 as amended or supplemented from time to time and (ii) Gas Processors Association Analysis for Natural Gas and Similar Gaseous Mixtures by Gas Chromatography, Publication No. 2161 as amended or supplemented from time to time, or (iii) any other tests that are mutually agreed by Shipper and Gatherer.

(d) The specific gravity of Dedicated Gas shall be measured by a standard gravity balance in accordance with the provisions of the Natural Gas Processors Association Publication No. 3130, entitled “Standard Method for Determining the Specific Gravity of Gas”, or by a gravitometer employing the “Momentum Method” as described in Chapter VII, “Determination of Specific Gravity”, of the American Gas Association Gas Measure Manual, 1963, in each case, as such may be amended from time to time. The specific gravity will be determined and calculated to the nearest one-thousandth (0.001).

(e) The temperature of Dedicated Gas shall be determined by means of a recording thermometer recording the temperature of such Gas flowing through each measurement meter. The average temperature to the nearest one degree (1º) Fahrenheit, obtained while Gas is being delivered, will be the applicable flowing Gas temperature for the period under consideration.

(f) The deviation of the Dedicated Gas from Ideal Gas Laws shall be determined in accordance with the A.G.A. Par Research Project NX-19 Report “Manual for the Determination of Supercompressibilty Factors for Natural Gas”, Reprinted 1976, if the composition of the Dedicated Gas is such to render this procedure applicable.

(g) Physical constants required for making calculations hereunder shall be taken from the Gas Processors Association Table of Physical Properties for Hydrocarbons and Other Compounds of Interest to the Natural Gas Industry, Publication No. 2145 as amended or supplemented from time to time. Physical constants for the hexanes and heavier hydrocarbons portion of hydrocarbon mixtures shall be assumed to be the same as the physical constants for hexane.

Section 11.3 Notice of Measurement Facilities Inspection and Calibration. Each Party shall give reasonable notice to the other Party in order that the other Party may, at its option, have representatives present to observe any reading, inspecting, testing, calibrating or adjusting of Measurement Facilities used in measuring or checking the measurement of receipts or deliveries of Gas under this Agreement. The official electronic data from such Measurement Facilities shall remain the property of the Measurement Facilities’ owner, but copies of such records shall, upon written request, be submitted, together with calculations and flow computer configurations therefrom, to the requesting Party for inspection and verification.

Section 11.4 Measurement Accuracy Verification.

(a) Each Party shall verify the accuracy of all Measurement Facilities owned by such Party at intervals based upon the following schedule:

(i)	semi-annually for Measurement Facilities metering less than one thousand (1,000) Mcf per Day;

(ii)	quarterly for Measurement Facilities metering between one thousand (1,000) and five thousand (5,000) Mcf per Day; and

(iii)	monthly for Measurement Facilities metering more than five thousand (5,000) Mcf per Day Neither Party shall be required to cause adjustment or calibration of such equipment more frequently than once per Month, unless a special test is requested pursuant to Section 11.5.

(b) If, during any test of the Measuring Facilities, an adjustment or calibration error is found which results in an incremental adjustment to the calculated flow rate through each meter run in excess of one percent (1%) of the adjusted flow rate (whether positive or negative and using the adjusted flow rate as the percent error equation denominator), then any previous recordings of such equipment shall be corrected to zero error for any period during which the error existed (and which is either known definitely or agreed to by the Parties) and the total flow for the period redetermined in accordance with the provisions of Section 11.6. If the period of error condition cannot be determined or agreed upon between the Parties, such correction shall be made over a period extending over the last one half of the time elapsed since the date of the prior test revealing the one percent (1%) error.

(c) If, during any test of any Measurement Facilities, an adjustment or calibration error is found which results in an incremental adjustment to the calculated hourly flow rate which does not exceed one percent (1%) of the adjusted flow rate, all prior recordings and electronic flow computer data shall be considered to be accurate for quantity determination purpose.

Section 11.5 Special Tests. In the event a Party desires a special test (a test not scheduled by a Party under the provisions of Section 11.4) of any Measurement Facilities, seventy-two (72) hours advance notice shall be given to the other Party and both Parties shall cooperate to secure a prompt test of the accuracy of such equipment. If the Measurement Facilities tested are found to be within the range of accuracy set forth in Section 11.4(c), then the Party that requested the test shall pay the costs of such special test including any labor and transportation costs pertaining thereto. If the Measurement Facilities tested are found to be outside the range of accuracy set forth in Section 11.4(c), then the Party that owns such Measurement Facilities shall pay such costs and perform the corrections according to Section 11.6.

Section 11.6 Metered Flow Rates in Error. If, for any reason, any Measurement Facilities are (i) out of adjustment, (ii) out of service, or (iii) out of repair and the total calculated flow rate through each meter run is found to be in error by an amount of the magnitude described in Section 11.4(b), the total quantity of Gas delivered shall be determined in accordance with the first of the following methods which is feasible:

(a) By using the registration of any mutually agreeable check metering facility, if installed and accurately registering (subject to testing as provided for in Section 11.4);

(b) Where multiple meter runs exist in series, by calculation using the registration of such meter run equipment; provided that they are measuring Gas from upstream and downstream headers in common with the faulty metering equipment, are not controlled by separate regulators, and are accurately registering;

(c) By correcting the error by re-reading of the official charts, or by straightforward application of a correcting factor to the quantities recorded for the period (if the net percentage of error is ascertainable by calibration, tests or mathematical calculation); or

(d) By estimating the quantity, based upon deliveries made during periods of similar conditions when the meter was registering accurately.

Section 11.7 Record Retention. The Party owning the Measurement Facilities shall retain and preserve all test data, charts, and similar records for any calendar year for a period of at least twenty-four (24) Months following the end of such calendar year unless applicable law or regulation requires a longer time period or the Party has received written notification of a dispute involving such records, in which case records shall be retained until the related issue is resolved.

Section 11.8 Access.

(a) Gatherer shall contract with eLynx Technologies or a provider of comparable services reasonably satisfactory to Shipper (the “Monitoring Services Provider”) for remote monitoring of Measurement Facilities, including monitoring of measurement data on an hourly (or more frequent) basis for flow rate, meter pressures, meter temperature, orifice diameter, Gross Heating Value, and composition for importation into PRAMS Plus production software (“Remote Monitoring Data”).

(b) Gatherer shall (i) provide the Monitoring Services Provider access to all of Gatherer’s radio and telephone infrastructure to access and gather all Remote Monitoring Data and (ii) cause the Monitoring Services Provider to allow Shipper to view and access all Remote Monitoring Data on the Monitoring Service Provider’s system, including the ability to poll for Remote Monitoring Data through the Monitoring Services Provider’s system.

(c) Gatherer shall provide Shipper 120 Days’ notice of any termination by Gatherer of its contract with any Monitoring Services Provider.

ARTICLE 12

NOTICES

Section 12.1 Notices. Unless otherwise provided herein, any notice, request, invoice, statement, or demand which either Party desires to serve upon the other regarding this Agreement shall be made in writing and shall be considered as delivered (i) when hand delivered, or (ii) when delivery is confirmed by pre-paid delivery service (such as FedEx, UPS, DHL or a similar delivery service), or (iii) if mailed by United States certified mail, postage prepaid, three (3) Business Days after mailing, or (iv) if sent by facsimile transmission, when receipt is confirmed by the equipment of the transmitting Party, or (v) when sent via email; provided, if sent by email after normal business hours or if receipt of a facsimile transmission is confirmed after normal business hours, receipt shall be deemed to be the next Business Day. Notwithstanding the foregoing, if a Party desires to serve upon the other a notice of default under this Agreement, or if Shipper desires to serve upon Gatherer a Connection Notice, the delivery of such notice shall be considered effective under this Section 12.1 only if delivered by any method set forth in items (i) through (iv) above. Any notice shall be given to the other Party at the following address, or to such other address as either Party shall designate by written notice to the other:

Shipper:	ANTERO RESOURCES APPALACHIAN CORPORATION
1625 17th Street
Denver, Colorado 80202

Attn: Vice President – Marketing
Phone: (303) 357-7310
Fax Number: (303) 357-7315

With copy to:	For general notices:
Mark Mauz: mmauz@anteroresources.com
Steve Woodward: swoodward@anteroresources.com

For gas control, nominations & balancing:
Sherry Anderson: sanderson@anteroresources.com

For accounting, financial, and legal:
Al Schopp: aschopp@anteroresources.com

Gatherer:	CRESTWOOD MARCELLUS MIDSTREAM LLC
717 Texas Avenue, Suite 3150
Houston, TX 77002

Attn: President and CEO
Phone: (832) 519-2222
Fax: (832) 519-2255

With copy to:	For accounting, nominations and balancing:
Crestwood Marcellus Midstream LLC
801 Cherry Street,
Ft. Worth, TX 76102
Attn: Chief Accounting Officer

For general notices:
bphillips@crestwoodlp.com jmoxley@crestwoodlp.com

For nominations and scheduling:
dgoneaux@crestwoodlp.com nmiller@crestwoodlp.com

For legal:
kjameson@crestwoodlp.com

ARTICLE 13

PAYMENTS

Section 13.1 Invoices. Not later than the tenth (10th) Day following the end of each Month, Gatherer shall provide Shipper with a detailed statement setting forth the volume and Thermal Content of Dedicated Gas received by Gatherer at the Receipt Points in such Month, the volume and Thermal Content of Delivery Point Gas delivered at the Delivery Points in such Month, the quantity of Fuel used in such Month, the volume and Thermal Content of Lost and Unaccounted For Gas for such Month, and the Gathering Fee, the Elk Lateral Gathering Fee, and the Compression Fee with respect to such Month, together with measurement summaries and the amount of any Imbalances and all relevant supporting documentation, to the extent available on such tenth (10th) Day (with Shipper being obligated to deliver any such supporting documentation that is not available on such tenth (10th) Day as soon as it becomes available). Shipper shall make payment to Gatherer by the last Business Day of the Month in which such invoice is received. Such payment shall be made by wire transfer pursuant to wire transfer instructions delivered by Gatherer to Shipper in writing from time to time. Such payment shall be made net of any charge for excess Lost and Unaccounted for Gas and/or Fuel owed to Shipper in accordance with Section 5.2. If any overcharge or undercharge in any form whatsoever shall at any time be found and the invoice therefor has been paid, Gatherer shall refund any amount of overcharge, and Shipper shall pay any amount of undercharge, within thirty (30) Days after final determination thereof, provided, however, that no retroactive adjustment will be made beyond a period of twenty-four (24) Months from the date of a statement hereunder.

Section 13.2 Right to Suspend on Failure to Pay. If any undisputed amount due hereunder remains unpaid for sixty (60) Days after the due date, Gatherer shall have the right to suspend or discontinue Services hereunder until any such past due amount is paid.

Section 13.3 Audit Rights. Either Party, on not less than thirty (30) Days prior written notice to the other Party, shall have the right at its expense, at reasonable times during normal business hours, but in no event more than twice in any period of twelve (12) consecutive Months, to audit the books and records of the other Party to the extent necessary to verify the accuracy of any statement, allocation, measurement, computation, charge, payment made under, or obligation or right pursuant to this Agreement. The scope of any audit shall be limited to transactions affecting Dedicated Gas and Delivery Point Gas hereunder and shall be limited to the twenty-four (24) Month period immediately prior to the Month in which the notice requesting an audit was given. All statements, allocations, measurements, computations, charges, or payments made in any period prior to the twenty-four (24) Month period immediately prior to the Month in which the audit is requested shall be conclusively deemed true and correct and shall be final for all purposes.

Section 13.4 Payment Disputes. In the event of any dispute with respect to any payment hereunder, Shipper shall make timely payment of all undisputed amounts, and Gatherer and Shipper will use good faith efforts to resolve the disputed amounts within sixty (60) Days following the original due date. Any amounts subsequently resolved shall be due and payable within ten (10) Days of such resolution.

Section 13.5 Interest on Late Payments. In the event that Shipper shall fail to make timely payment of any sums, except those contested in good faith or those in a good faith dispute, when due under this Agreement, interest will accrue at an annual rate equal to ten percent (10%) from the date payment is due until the date payment is made.

Section 13.6 Credit Assurance. The creditworthiness requirements set forth in this Section 13.6 shall only apply after any permitted assignment (in whole or in part) of this Agreement by Shipper. Gatherer shall apply consistent evaluation practices to all similarly situated shippers to determine the new Shipper’s financial ability to perform its payment obligations under this Agreement.

(a) If Gatherer has reasonable grounds for insecurity regarding the performance of any obligation by Shipper under this Agreement (whether or not then due), Gatherer may demand Adequate Assurance of Performance from Shipper, which Adequate Assurance of Performance shall be provided to Gatherer within five (5) Days after written request. If Shipper fails to provide such Adequate Assurance of Performance within such time, then Gatherer may suspend its performance under this Agreement until such Adequate Assurance of Performance is provided. However, any action by Gatherer shall not relieve Shipper of its payment obligations. The exercise by Gatherer of any right under this Section 13.6 shall be without prejudice to any claims for damages or any other right under this Agreement. As used herein, “Adequate Assurance of Performance” means any of the following, in Gatherer’s reasonable discretion:

(i)	an irrevocable standby letter of credit in an amount not to exceed an amount that is equal to sixty (60) Days of Shipper’s payment obligations hereunder from a financial institution rated at least A- by S&P or at least A3 by Moody’s in a form and substance satisfactory to Gatherer;

(ii)	cash collateral in an amount not to exceed an amount that is equal to sixty (60) Days of Shipper’s payment obligations hereunder to be deposited in an escrow account as designated by Gatherer; Gatherer is hereby granted a security interest in and right of set-off against all cash collateral, which is or may hereafter be delivered or otherwise transferred to such escrow account in connection with this Agreement; or

(iii)	a guaranty in an amount not to exceed an amount that is equal to sixty (60) Days of Shipper’s payment obligations hereunder reasonably acceptable to Gatherer.

(b) The term of any security provided under this Section 13.6 shall be as reasonably determined by Gatherer, but it shall never exceed sixty (60) Days, after which the security shall terminate (or in the case of cash collateral, be immediately returned by Gatherer to Shipper without further action by either Party). Nothing shall prohibit Gatherer, however, from requesting additional Adequate Assurance of Performance following the end of any such term, so long as the conditions triggering such a request under this Section 13.6 exist.

(c) Should Shipper fail to provide Adequate Assurance of Performance within five (5) Days after receipt of written demand for such assurance (which shall include reasonable particulars for the demand and documentation supporting the calculation of such amount demanded), then Gatherer shall have the right (notwithstanding any other provision of this Agreement) to suspend performance under this Agreement until such time as Shipper furnishes Adequate Assurance of Performance.

Section 13.7 Excused Performance. Gatherer will not be required to perform or continue to perform services hereunder, and Shipper shall not be obligated to deliver Dedicated Gas to the Gathering System (or make any payments required under Section 5.1(c)(i) and (ii)) in the event:

(a) the other Party has voluntarily filed for bankruptcy protection under any chapter of the United States Bankruptcy Code;

(b) the other Party is the subject of an involuntary petition of bankruptcy under any chapter of the United States Bankruptcy Code, and such involuntary petition has not been settled or otherwise dismissed within ninety (90) Days of such filing; or

(c) the other Party otherwise becomes insolvent, whether by an inability to meet its debts as they come due in the ordinary course of business or because its liabilities exceed its assets on a balance sheet test; and/or however such insolvency may otherwise be evidenced.

ARTICLE 14

FORCE MAJEURE

Section 14.1 Suspension of Obligations. In the event a Party is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, other than the obligation to make payments then or thereafter due hereunder, and such Party promptly gives notice and reasonably full particulars of such Force Majeure in writing to the other Party promptly after the occurrence of the cause relied on, then the obligations of the Party giving such notice, so far as and to the extent that they are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall so far as reasonably possible be remedied with all reasonable dispatch by the Party claiming Force Majeure.

Section 14.2 Definition of Force Majeure. The term “Force Majeure” as used in this Agreement shall mean any cause or causes not reasonably within the control of the Party claiming suspension and which, by the exercise of reasonable diligence, such Party is unable to prevent or overcome, including acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, acts of terror, sabotage, wars, blockades, military action, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms or storm warnings, crevasses, floods, washouts, civil disturbances, explosions, breakage or accident to wells, machinery, equipment or lines of pipe, the necessity for testing or making repairs or alterations to wells, machinery, equipment or lines of pipe, freezing of wells, equipment or lines of pipe, inability of any Party hereto to obtain, after the exercise of reasonable diligence, necessary materials, supplies, or government authorizations, any action or restraint by any Governmental Authority (so long as the Party claiming suspension has not applied for or assisted in the application for, and has opposed where and to the extent reasonable, such action or restraint, and as long as such action or restraint is not the result of a failure by the claiming Party to comply with applicable laws, rules, regulations, or orders), and any breach of any representation or warranty of Shipper or any failure by Shipper to perform any obligation of Shipper under that certain Asset Purchase Agreement dated February 24, 2012, by and between Shipper and Gatherer. Notwithstanding anything to the contrary in this Section 14.2, (i) the inability or failure to obtain rights of way (including, but not limited to, easements, crossing permits, and licenses) and (ii) the inability of any Existing Compressor Station to operate shall not constitute Force Majeure.

Section 14.3 Settlement of Strikes and Lockouts. It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the Party having the difficulty, and that the above requirement that any Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing party when such course is inadvisable in the sole discretion of the Party having the difficulty.

Section 14.4 Payments for Gas Delivered. Notwithstanding the foregoing, it is specifically understood and agreed by the Parties that an event of Force Majeure will in no way affect or terminate Shipper’s obligation to make payment for quantities of Gas delivered prior to such event of Force Majeure.

ARTICLE 15

INDEMNIFICATION

Section 15.1 Gatherer. Subject to the terms of this Agreement, including Section 18.8, Gatherer shall release, indemnify, defend, and hold harmless Shipper and its Affiliates, directors, officers, employees, agents, consultants, representatives, and invitees from and against all claims and losses arising out of or relating to (i) the operations of Gatherer and (ii) any breach of this agreement by Gatherer.

Section 15.2 Shipper. Subject to the terms of this Agreement, including Section 18.8, Shipper shall release, indemnify, defend, and hold harmless Gatherer and its Affiliates, directors, officers, employees, agents, consultants, representatives, and invitees from and against all claims and losses arising out of or relating to (i) the operations of Shipper and (ii) any breach of this agreement by Shipper.

ARTICLE 16

CUSTODY AND TITLE

Section 16.1 Custody. As among the Parties, Shipper shall be in custody, control and possession of (i) Dedicated Gas hereunder until such Dedicated Gas is delivered to the Receipt Points and (ii) the Delivery Point Gas after it is delivered to Shipper at the Delivery

Point, including any portion thereof which accumulates as liquids. As among the Parties, Gatherer shall be in custody, control and possession of all Gas in the Gathering System at all other times, including any portion thereof which accumulates as liquids. The Party having custody and control of Gas under the terms of this Agreement shall be responsible for, and shall defend, indemnify, release and hold the other Party and its Affiliates, directors, officers, employees, agents, consultants, representatives, and invitees harmless from and against, all claims and losses of whatever kind and nature for anything that may happen or arise with respect to such Gas when such Gas is in its custody and control, including losses resulting from any negligent acts or omissions of any indemnified party, but excluding any losses to the extent caused by or arising out of the negligence, gross negligence, or willful misconduct of the indemnified party.

Section 16.2 Shipper Warranty. Shipper represents and warrants that it owns, or has the right to deliver to the Gathering System, all Dedicated Gas delivered under this Agreement.

Section 16.3 Title. Title to all Dedicated Gas delivered under this Agreement, including all constituents thereof, shall remain with and in Shipper or its customers at all times; provided, however, title to Dedicated Gas used as Fuel and Lost and Unaccounted For Gas shall pass from Shipper or its customer to Gatherer immediately downstream of the Receipt Point. Title to Condensate that is recovered from Dedicated Gas in the Gathering System shall remain with Shipper. Title to water (i) that is removed from Dedicated Gas in Gatherer’s dehydration facilities shall pass to Gatherer immediately downstream of the point of recovery, and (ii) that condenses from Dedicated Gas in the Gathering System shall pass to Gatherer immediately downstream of the Receipt Point.

ARTICLE 17

TAXES; ROYALTIES

Section 17.1 Taxes. Shipper shall pay or cause to be paid and agrees to hold Gatherer harmless as to the payment of all excise, gross production, severance, sales, occupation and all other Taxes, charges or impositions of every kind and character required by statute or by order of Governmental Authorities and levied against or with respect to Dedicated Gas, Delivery Point Gas or the Services provided under this Agreement. Gatherer shall not become liable for such Taxes, unless designated to remit those Taxes on behalf of Shipper by any duly constituted jurisdictional agency having authority to impose such obligations on Gatherer, in which event the amount of such Taxes remitted on Shipper’s behalf shall be (i) reimbursed by Shipper upon receipt of invoice, with corresponding documentation from Gatherer setting forth such payments, or (ii) deducted from amounts otherwise due Gatherer under this Agreement. Gatherer shall pay or cause to be paid all Taxes, charges and assessments of every kind and character required by statute or by order of Governmental Authorities with respect to the Gathering System. Neither Party shall be responsible nor liable for any Taxes or other statutory charges levied or assessed against the facilities of the other Party, including ad valorem tax (however assessed), used for the purpose of carrying out the provisions of this Agreement or against the net worth or capital stock of such Party.

Section 17.2 Royalties. As between the Parties, Shipper shall have the sole and exclusive obligation and liability for the payment of all Persons due any proceeds derived from Dedicated Gas or Delivery Point Gas (including all constituents and products thereof) delivered under this Agreement, including royalties, overriding royalties, and similar interests, in accordance with the provisions of the leases or agreements creating those rights to proceeds. In no event will Gatherer have any obligation to those Persons due any of those proceeds of production attributable to any such Gas (including all constituents and products thereof) delivered under this Agreement.

ARTICLE 18

MISCELLANEOUS

Section 18.1 Rights. The failure of either Party to exercise any right granted hereunder shall not impair nor be deemed a waiver of that Party’s privilege of exercising that right at any subsequent time or times.

Section 18.2 Applicable Laws. This Agreement is subject to all valid present and future laws, regulations, rules and orders of Governmental Authorities now or hereafter having jurisdiction over the Parties, this Agreement, or the services performed or the facilities utilized under this Agreement. The Parties hereby agree that, in the event that (i) Gatherer’s facilities, or any part thereof, become subject to regulation by the Federal Energy Regulatory Commission, or any successor agency thereto (“FERC”), or any other Governmental Authority of the rates, terms and conditions for service, (ii) Gatherer becomes obligated by FERC or any other Governmental Authority to provide Services or any portion thereof on an open access, nondiscriminatory basis as a result of Gatherer’s execution, performance or continued performance of this Agreement or (iii) FERC or any other Governmental Authority seeks to modify any rates under, or terms or conditions of, this Agreement, then:

(a) to the maximum extent permitted by law, it is the intent of the Parties that the rates and terms and conditions established by the FERC Governmental Authority having jurisdiction shall not alter the rates or terms and conditions set forth in this Agreement, and the Parties agree to vigorously defend and support in good faith the enforceability of the rates and terms and conditions of this Agreement;

(b) in the event that FERC or the Governmental Authority having jurisdiction modifies the rates or terms and conditions set forth in this Agreement, the Parties hereby agree to negotiate in good faith to enter into such amendments to this Agreement and/or a separate arrangement in order to give effect, to the greatest extent possible, to the rates and other terms and conditions set forth herein; and

(c) in the event that the Parties are not successful in accomplishing the objectives set forth in (a) or (b) above such that the Parties are in substantially the same economic position as they were prior to any such regulation, then either Party may terminate this Agreement upon the delivery of written notice of termination to the other Party.

Section 18.3 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Texas without regard to choice of law principles.

(b) The Parties agree that the appropriate, exclusive and convenient forum for any disputes between the Parties arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in Harris County, Texas, and each of the Parties irrevocably submits to the jurisdiction of such courts solely in respect of any proceeding arising out of or related to this Agreement. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts.

Section 18.4 Successors and Assigns.

(a) This Agreement shall extend to and inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Except as set forth in Section 18.4(b), neither Party shall have the right to assign its respective rights and obligations in whole or in part under this Agreement without the prior written consent of the other Party (which such consent shall not be unreasonably withheld, conditioned or delayed), and any assignment or attempted assignment made otherwise than in accordance with this Section 18.4 shall be null and void ab initio.

(b) Notwithstanding the foregoing clause (a):

(i)	Gatherer shall have the right to assign its rights under this Agreement, in whole or in part, as applicable, without the consent of Shipper if such assignment is made to any Person to which the Gathering System has been or will be transferred that assumes in writing all of Gatherer’s obligations hereunder and is (A) an Affiliate or (B) a Person to which the Gathering System has been or will be transferred who (1) hires (or retains, as applicable) operating personnel who are then operating the Gathering System (or has similarly experienced operating personnel itself), (2) has operated for at least two (2) years prior to such assignment systems similar to the Gathering System, or (3) contracts for the operation of the Gathering System with another Person that satisfies either of the foregoing conditions (1) or (2) in this clause (B), provided in the case of an assignment pursuant to this clause (B), the assignee has creditworthiness as reasonably determined by Shipper that is equal to the higher of Gatherer’s creditworthiness as of the Effective Date and Gatherer’s creditworthiness as of the date of the assignment.

(ii)	Gatherer shall have the right to grant a security interest in this Agreement to a lender or other debt provider (or trustee or agent on behalf of such lender) of Gatherer.

(iii)	Shipper shall have the right to assign its rights under this Agreement, in whole or in part, as applicable, without the consent of Gatherer, to any Person to which it sells, assigns, or otherwise transfers all or any portion of the Dedicated Properties and who (A) who assumes in writing all of Shipper’s obligations hereunder and (B) whose credit rating is equal to or greater than the greater of Antero Resources LLC’s credit rating as of the Effective Date and Antero Resources LLC’s credit rating as of the date of the assignment.

(c) Upon an assignment by Gatherer in accordance with Section 18.4(b)(i)(B) Gatherer shall be released from its obligations under this Agreement to the extent of such assignment. Upon an assignment by Shipper in accordance with Section 18.4(b)(ii), Shipper shall be released from its obligations under this Agreement to the extent of such assignment.

Section 18.5 Severability. If any provision of this Agreement is determined to be void or unenforceable, in whole or in part, then (i) such provision shall be deemed inoperative to the extent it is deemed void or unenforceable, (ii) the Parties agree to enter into such amendments to this Agreement in order to give effect, to the greatest extent legally possible, to the provision that is determined to be void or unenforceable and (iii) the other provisions of this Agreement in all other respects shall remain in full force and effect and binding and enforceable to the maximum extent permitted by law; provided, however, that in the event that a material term under this Agreement is so modified, the Parties will, timely and in good faith, negotiate to revise and amend this Agreement in a manner which preserves, as closely as possible, each Party’s business and economic objectives as expressed by the Agreement prior to such modification.

Section 18.6 Confidentiality.

(a) Confidentiality. Except as otherwise provided in this Section 18.6, each Party agrees that it shall maintain all terms and conditions of this Agreement, and all information disclosed to it by the other Party or obtained by it in the performance of this Agreement and relating to the other Party’s business (including Development Plans, Gathering System Plans, and all data relating to the production of Shipper, including well data, production volumes, volumes gathered, transported, or compressed, and gas quality) (collectively, “Confidential Information”) in strictest confidence, and that it shall not cause or permit disclosure of this Agreement or its existence or any provisions contained herein without the express written consent of the other Party.

(b) Permitted Disclosures. Notwithstanding Section 18.6(a) disclosures of any Confidential Information may be made by either Party (i) to the extent necessary for such Party to enforce its rights hereunder against the other Party; (ii) to the extent to which a Party is required to disclose all or part of this Agreement by a statute or by the order or rule of a Governmental Authority exercising jurisdiction over the subject matter hereof, by order, by regulations, or by other compulsory process (including deposition, subpoena, interrogatory, or request for production of documents); (iii) to the extent required by the applicable regulations of a securities or commodities exchange; (iv) to a third person in connection with a proposed sale or other transfer of a Party’s interest in this Agreement, provided such third person agrees in writing to be bound by the terms of this Section 18.6; (v) to its own directors, officers, employees, agents and representatives; (vi) to an Affiliate; (vi) to financial advisors, attorneys, and banks, provided that such Persons are subject to a confidentiality undertaking consistent with this Section 18.6(b), or (vii) except for information disclosed pursuant to Article 3 of this Agreement, to a royalty, overriding royalty, net profits or similar owner burdening Dedicated Gas, provided such royalty, overriding royalty, net profits or similar owner, agrees in writing to be bound by the terms of this Section 18.6.

(c) Notification. If either Party is or becomes aware of a fact, obligation, or circumstance that has resulted or may result in a disclosure of any of the terms and conditions of this Agreement authorized by Section 18.6(b)(ii) or (iii), it shall so notify in writing the other Party promptly and shall provide documentation or an explanation of such disclosure as soon as it is available.

(d) Party Responsibility. Each Party shall be deemed solely responsible and liable for the actions of its directors, officers, employees, agents, representatives and Affiliates for maintaining the confidentiality commitments of this Section 18.6.

(e) Public Announcements. The Parties agree that prior to making any public announcement or statement with respect to this Agreement or the transaction represented herein permitted under this Section 18.6, the Party desiring to make such public announcement or statement shall provide the other Party with a copy of the proposed announcement or statement prior to the intended release date of such announcement. The other Party shall thereafter consult with the Party desiring to make the release, and the Parties shall exercise their reasonable best efforts to (i) agree upon the text of a joint public announcement or statement to be made by both such Parties or (ii) in the case of a statement to be made solely by one Party, obtain approval of the other Party to the text of a public announcement or statement. Nothing contained in this Section 18.6 shall be construed to require either Party to obtain approval of the other Party to disclose information with respect to this Agreement or the transaction represented herein to any Governmental Authority to the extent required by applicable law or necessary to comply with disclosure requirements of the Securities and Exchange Commission, New York Stock Exchange, or any other regulated stock exchange.

(f) Survival. The provisions of this Section 18.6 shall survive any expiration or termination of this Agreement; provided that other than with respect to information disclosed pursuant to Article 3, as to which such provisions shall survive indefinitely, such provisions shall survive only a period of one (1) year.

Section 18.7 Entire Agreement, Amendments and Waiver. This Agreement, including all exhibits hereto, integrates the entire understanding between the Parties with respect to the subject matter covered and supersedes all prior understandings, drafts, discussions, or statements, whether oral or in writing, expressed or implied, dealing with the same subject matter. This Agreement may not be amended or modified in any manner except by a written document signed by the Parties that expressly amends this Agreement. No waiver by either Party of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless expressly provided. No waiver shall be effective unless made in writing and signed by the Party to be charged with such waiver.

Section 18.8 Limitation of Liability. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES SUFFERED BY SUCH PARTY RESULTING FROM OR ARISING OUT OF THIS AGREEMENT OR THE BREACH THEREOF OR UNDER ANY OTHER THEORY OF LIABILITY, WHETHER TORT, NEGLIGENCE, STRICT LIABILITY, BREACH OF CONTRACT, WARRANTY, INDEMNITY OR OTHERWISE, INCLUDING LOSS OF USE, INCREASED COST OF OPERATIONS, LOSS OF PROFIT OR REVENUE, OR BUSINESS INTERRUPTIONS; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATION SHALL NOT APPLY TO ANY DAMAGE CLAIM ASSERTED BY OR AWARDED TO A THIRD PARTY FOR WHICH A PARTY WOULD OTHERWISE BE LIABLE UNDER ANY INDEMNIFICATION PROVISION SET FORTH HEREIN.

Section 18.9 Headings. The headings and captions in this Agreement have been inserted for convenience of reference only and shall not define or limit any of the terms and provisions hereof.

Section 18.10 Rights and Remedies. Except as otherwise provided in this Agreement, each Party reserves to itself all rights, counterclaims, other remedies and defenses that such Party is or may be entitled to arising from or out of this Agreement or as otherwise provided by law.

Section 18.11 No Partnership. Nothing contained in this Agreement shall be construed to create an association, trust, partnership, or joint venture or impose a trust, fiduciary or partnership duty, obligation or liability on or with regard to either Party.

Section 18.12 Rules of Construction. In construing this Agreement, the following principles shall be followed:

(a) no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement;

(b) examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(c) the word “includes” and its syntactical variants mean “includes, but is not limited to,” “includes without limitation” and corresponding syntactical variant expressions;

(d) the plural shall be deemed to include the singular and vice versa, as applicable; and

(e) references to Section shall be references to Sections of this Agreement.

Section 18.13 No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and shall not inure to the benefit of any other Person whomsoever or whatsoever, it being the intention of the Parties that no third Person shall be deemed a third party beneficiary of this Agreement.

Section 18.14 Further Assurances. Each Party shall take such acts and execute and deliver such documents as may be reasonably required to effectuate the purposes of this Agreement.

Section 18.15 Counterpart Execution. This Agreement may be executed in any number of counterparts, each of which shall be considered an original, and all of which shall be considered one and the same instrument.

Section 18.16 Memorandum of Agreement. Contemporaneously with the execution of this Agreement, the Parties shall execute, acknowledge, deliver and record a “short form” memorandum of this Agreement in the form of Exhibit L attached hereto, which shall be placed of record in Harrison and Doddridge Counties, West Virginia.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first set forth above.

ANTERO RESOURCES APPALACHIAN
CORPORATION

By:	/s/Alvyn A. Schopp
Name:	Alvyn A. Schopp
Title:	Vice President Accounting and Administration

CRESTWOOD MARCELLUS MIDSTREAM LLC

By:	/s/ William G. Manias
Name:	William G. Manias
Title:	Senior Vice President